UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ACCO BRANDS CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 26, 2018

Dear Fellow Stockholder:

We invite you to join the Board of Directors and our management team at the ACCO Brands Corporation 2018 Annual Meeting of Stockholders, which will be held at 10:30 a.m. (Central Time) on Tuesday, May 15, 2018 at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. A map with directions to the Kemper Lakes Business Center can be found at the end of the attached Proxy Statement. The sole purpose of the meeting is to consider the matters described in the following Notice of 2018 Annual Meeting and Proxy Statement.

2017 was a great year for ACCO Brands Corporation, and was the best year in our twelve-year history as a public company for gross margin, earnings per share and free cash flow. We also achieved a near tie for our best-revenue year.

Over the past several years, we have transformed ACCO Brands through acquisitions, divestitures, product and brand investments and a diversification of our customer base and sales channels. In 2011, we were primarily an office products manufacturer with a majority of our sales going to traditional North American office products retailers, dealers, wholesalers, and contract stationers. With the successive acquisitions of Mead Consumer and Office Products, Pelikan Artline, and Esselte, we have greatly expanded our global footprint, meaningfully grown our portfolio of well-known end-user-demanded brands, enhanced our competitive position in winning channels, added new product categories outside the traditional office products space, and built larger scale to leverage costs. We have also achieved significant financial synergies through these acquisitions, with the bulk of the anticipated Esselte acquisition synergies still expected to be realized in 2018 and 2019.

Since initiating the strategic shift, we’ve increased our sales and profits, improved our balance sheet, and returned capital to our shareholders in the form of share repurchases. Earlier this year we initiated a quarterly dividend program, an important milestone for our Company. Our strategy is working, and in 2018 we plan to continue improving our competitive position through product and brand innovation, new category development, effective channel management and excellent operational execution. We remain confident that we have the right strategy and management team to increase the long-term value of our Company for shareholders.

It is important that your shares are represented at the meeting, whether or not you plan to personally attend. You can submit your proxy by using a toll-free telephone number, by mail or through the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy card. If you decide to vote your shares using the accompanying proxy card, we urge you to complete, sign, date and return it promptly.

Sincerely,

Boris Elisman	James A. Buzzard

Chairman of the Board, President and Chief Executive Officer	Lead Independent Director

NOTICE OF 2018 ANNUAL MEETING
AND PROXY STATEMENT

The Annual Meeting of Stockholders of ACCO Brands Corporation ("ACCO Brands" or the "Company") will be held at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois, 60047, at 10:30 a.m. Central Time on Tuesday, May 15, 2018, for the following purposes:

Item 1:	To elect ten directors identified in this Proxy Statement for a term expiring at the 2019 Annual Meeting;

Item 2:	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2018;

Item 3:	To approve, by non-binding advisory vote, the compensation of our named executive officers; and

Item 4:	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We currently are not aware of any other business to be brought before the 2018 Annual Meeting (the "Annual Meeting"). Only holders of record of common stock at the close of business on March 19, 2018 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

This year we are again taking advantage of Securities and Exchange Commission ("SEC") rules that allow us to furnish proxy materials to our stockholders via the Internet. We will send a Notice of Internet Availability of Proxy Materials (the "Notice") to holders of our common stock as of the record date on or about March 26, 2018. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on or about March 26, 2018.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel
and Corporate Secretary

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about March 26, 2018.

PROXY STATEMENT - HIGHLIGHTS
This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

ACCO Brands Corporation Annual Meeting of Stockholders

Time and Date:        10:30 a.m. Central Time on Tuesday, May 15, 2018
Place:                         Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois 60047
Record Date:             March 19, 2018

Proposals to be Voted on and Board Voting Recommendations

Proposals		Board Recommendations	Page No.

Item 1	Election of ten directors	FOR each nominee	4

Item 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018	FOR	20

Item 3	"Say-on-pay" advisory vote on the compensation of our named executive officers	FOR	53

Corporate Governance

Board of Directors and Committees
•	Declassified Board of Directors - all directors elected annually
•	Lead Independent Director
•	90% of our directors are independent
•	Fully independent Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee
•	Executive sessions of non-employee directors held at each regularly scheduled quarterly board meeting
•	All directors attended over 80% of Board and committee meetings held in 2017

Stockholder Interests
•	Majority voting standard for election of directors in uncontested elections
•	No rights or "poison pill" plan
•	All directors and executive officers have met or are on track to meet stock ownership guidelines
•	Annual vote to ratify independent auditors
•	Hedging, pledging and short sales of company stock are prohibited

Executive Compensation

Boris Elisman, Chairman of the Board, President and Chief Executive Officer
Fiscal 2017 - Summary Compensation Table Total $4,965,048
•	Base Salary Earnings - $917,500
•	Annual Incentive Plan 2017 Payout - $988,698
•	Long-Term Incentive Plan 2017 Grant - $3,004,221
•	Pension and All Other Compensation - $54,629

Compensation Highlights
•	2017 say-on-pay proposal approved by 97.0% of stockholders voting at meeting
•	82% of CEO target compensation is at-risk based on financial performance measures or stock price appreciation
•	No executive employment agreements except in the international markets where it is common practice
•	Clawback and recoupment policy
•	Independent compensation consultant
•	Annual compensation risk assessment
•	Three-year performance period for long-term performance-based incentive awards
•	Performance metrics aligned with business strategy and shareholder value creation
•	Double-trigger change-in-control provisions in executive severance plan
•	Incentive compensation plan includes good corporate governance features such as:
◦	Double-trigger vesting of equity in event of a change-in-control
◦	Multi-year vesting requirements on equity incentives
◦	No liberal share recycling provisions
◦	No stock option repricing, cash buyouts, or discounted stock options
◦	Appropriate caps on incentive payouts

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at the Annual Meeting to be held on Tuesday, May 15, 2018, beginning at 10:30 a.m. Central Time, at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the following matters outlined in the Notice and described in this Proxy Statement: (1) the election of ten directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2018, (3) a non-binding advisory vote on the compensation of our named executive officers, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 19, 2018 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 107,826,987 shares of common stock outstanding on March 19, 2018.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in "street name" are shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in "street name," the bank, broker or other nominee will vote your shares according to your instructions. Under the rules of the New York Stock Exchange ("NYSE"), if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares on any "discretionary" items but will not be allowed to vote your shares with respect to certain "non-discretionary" items.

Only the ratification of KPMG LLP as our independent registered public accounting firm (proxy Item 2) is considered to be a discretionary item under the NYSE rules, and your bank, broker or other nominee will be able to vote on that item even if it does not receive voting instructions from you, so long as it holds your shares in its name. The election of directors (proxy Item 1) and the advisory vote on the compensation of our named executive officers (proxy Item 3) are non-discretionary items. Therefore, if you hold your shares in "street name", your bank, broker or other nominee may not vote your shares with respect to these items unless it receives your voting instructions. Non-discretionary proxy items as to which no voting instructions are received are counted as "broker non-votes." Broker non-votes are shares that are held in "street name" by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do I vote?

Stockholders of record can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or through the Internet by following the instructions printed on the proxy card or the Notice. You may also vote in person at the meeting.

Stockholders who hold shares in "street name" can vote by following the voting instructions in the materials received from your bank, broker or other nominee. The availability of telephone and Internet voting for stockholders who hold shares in "street name" will depend on the voting processes of your bank, broker or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your bank, broker or other nominee. In addition, you may only vote in person if you obtain a signed proxy from your bank, broker or other nominee, who is the holder of record.

How will my proxy be voted?

Your proxy, when properly signed and returned, or processed by telephone or through the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018, and the advisory vote on the compensation of our named executive officers. If any other matter is properly presented at the meeting, the persons named in the enclosed form of proxy will have the authority to vote on such matters at their discretion.

What constitutes a quorum?

The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. If less than a majority of the outstanding shares of common stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

What if I don’t mark the boxes on my proxy or voting instruction?

If you hold shares in your name, unless you give other instructions on your form of proxy or when you cast your proxy by telephone or through the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. In summary, the Board of Directors recommends a vote:

•	FOR the election of each director nominee (proxy Item 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 (proxy Item 2); and

•	FOR the approval, on an advisory non-binding basis, of the compensation of our named executive officers (proxy Item 3)

If you hold shares in "street name," your bank, broker or other nominee cannot vote your shares on non-discretionary items to be brought for a vote at the Annual Meeting. As a result, if you do not provide instructions, your bank, broker or other nominee will not have the authority to vote on proxy Item 1 (election of directors) and proxy Item 3 (advisory vote on the compensation of our named executive officers), but will have the authority to vote on proxy Item 2 (ratification of independent auditors).

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

Please note that attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 19, 2018, the record date, and to those who hold a valid proxy from a stockholder of record. Each stockholder and proxyholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date. Proof of ownership can be the Notice, your proxy card or a proxy or voting instruction card provided by your broker, bank or other nominee, or a brokerage statement or letter from your bank or broker evidencing your ownership of ACCO Brands stock as of March 19, 2018. The use of cell phones, smartphones, electronic tablets, laptops and recording and photographic equipment is not permitted in the meeting room at the Annual Meeting. Failure to follow the meeting rules will be grounds for exclusion from the Annual Meeting.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the Annual Meeting (if you attend the Annual Meeting) or by delivering a later-dated proxy, which automatically revokes your earlier proxy, either by mail, by telephone or through the Internet, if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank, broker or other nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee (who is the holder of record).

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspector of Election and certain employees who have an obligation to keep your votes secret.

How many votes are needed to elect directors and how will votes be counted?

Each nominee for director will be elected to the Board of Directors (proxy Item 1) if the votes cast for such nominee's election exceeds the votes cast against such nominee’s election (with abstentions and broker non-votes not counted as a vote cast for or against that nominee’s election). Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on proxy Item 1 (election of directors) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

You may vote for or against each of the nominees for the Board of Directors, or you may abstain.  If you abstain, your shares will be counted for purposes of establishing the quorum, but will have no effect on the election of the nominees.

In accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board of Directors may accept if the nominee fails to receive the required vote for re-election. In that situation, the Corporate Governance and Nominating Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. For additional information, see “Election of Directors--2018 Board of Director Nominees.”

How many votes are needed to approve the other matters to be voted upon at the Annual Meeting and how will votes be counted?

The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the approval of proxy Items 2 and 3. This means that of the number of shares represented at the meeting and entitled to vote on the matter, a majority of them must be voted for the proposal for it to be approved. Proxies marked as abstentions on proxy Items 2 and 3 will have the same effect as a vote against the proposal and broker non-votes will have no effect on the vote for the proposal.

With respect to the other matters to be voted upon, you may vote for, against or abstain.  If you abstain from voting for a proposal, you vote will have the same effect as a vote against the proposal.

Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on proxy Item 3 (advisory vote on the compensation of our named executive officers) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or through the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card or provide voting instructions by telephone or through the Internet, as described on the voting instruction card, prior to May 10, 2018. The voting instruction card will serve as instructions to the plan trustees to vote the shares attributable to your interest in the manner you indicate on the card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
Our Proxy Statement and 2017 Annual Report on Form 10-K are available at: www.proxyvote.com.

ELECTION OF DIRECTORS
(Proxy Item 1)

Our By-laws currently provide that the Board of Directors may consist of not less than nine nor more than thirteen members. Currently, there are ten members serving on our Board of Directors. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee (the "Governance Committee"), has selected all of the currently serving directors as nominees for election as directors at the Annual Meeting.

Directors are responsible for overseeing the Company's business consistent with their fiduciary duties to stockholders. The Board of Directors believes that there are general requirements applicable to all directors as well as other skills and experience that should be represented on our Board as a whole, but not necessarily in each director. The Board of Directors and the Governance Committee consider the entirety of the qualifications of directors and director nominees individually, as well as in the broader context of the Board's overall composition and the Company's current and future needs.

Qualifications Required for All Directors

In assessing potential directors, including those recommended by stockholders, the Board of Directors and the Governance Committee consider a variety of factors, including the evolving needs of the Board of Directors and the Company as well as other criteria established by the Board of Directors. These include the potential director's judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics and ownership of Company stock, as well as his or her level of commitment to stockholder value creation and his or her ability and willingness to devote sufficient time to serve on the Board of Directors and to the affairs of the Company. The Board of Directors and the Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field.

Board Diversity

The Board of Directors also believes that diversity and inclusion are important considerations in board composition. When considering director qualifications, the Board of Directors and the Governance Committee evaluate the entirety of each director’s credentials, including factors such as diversity of background, experience, skill, age, race, ethnicity and gender. Although the Board of Directors does not have a written diversity policy, the Governance Committee evaluates the current composition of the Board with a view toward having the Board reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board of Directors, the Governance Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating a potential candidate.

Experience, Qualifications and Skills Represented on Our Board of Directors

In addition to the general qualifications highlighted above, in light of the Company's current needs and its business strategy, our Board of Directors has identified particular expertise, qualifications and skills that are important to be represented on our Board as a whole. The Board of Directors believes it is valuable to have a mix of individuals with expertise as senior executives in the areas of operations, finance, marketing and sales, consumer brands management, human resources, compensation and talent management; individuals with enterprise-level information technology expertise; and individuals with expertise in international market development, corporate strategy, corporate governance and risk management. The Board of Directors also believes it is important that a meaningful number of our directors have operating knowledge of the industry in which the Company operates, general management experience or experience serving as a public company director. In accordance with the Company's Corporate Governance Principles, a director will not be nominated for election to the Board of Directors following his or her 74th birthday unless the full Board, upon the recommendation of the Governance Committee, determines that it is in the best interests of the Company and its stockholders to extend the director's service for an additional period of time. As a group, the members of the Board of Directors reflect the diverse mix of skills, experiences, backgrounds, and perspectives that the Board believes is optimal to foster an effective decision-making environment. Of our ten director nominees, two are women, one of whom chairs our Audit Committee. Two director nominees have ethnically diverse backgrounds.

2018 Board of Director Nominees

The Board of Directors proposes that each of the ten nominees named and described below be elected for a one-year term expiring at the 2019 annual meeting of stockholders or when his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

Our Board of Directors is comprised of individuals who collectively possess the particular experiences we consider important to be represented on our Board of Directors as a whole. The table below highlights the primary reasons each individual was selected as a director nominee relative to our desired criteria for a diverse, well-balanced Board of Directors and the particular expertise, qualifications and skills we believe should be represented on our Board of Directors. Many of our directors have experience and expertise beyond those noted below. The table is intended to highlight the specific, unique characteristics which led to each individual's selection as a nominee and highlight the collective strength of our Board's experience and expertise.

	Boris Elisman	James A. Buzzard	Kathleen S. Dvorak	Pradeep Jotwani	Robert J. Keller	Thomas Kroeger	Ron Lombardi	Graciela Monteagudo	Hans Michael Norkus	E. Mark Rajkowski
Director Since	2013	2012	2010	2014	2005	2009	2018	2016	2009	2012
Age	55	63	61	63	64	69	54	51	71	59
Gender	M	M	F	M	M	M	M	F	M	M
Ethnically Diverse				✓				✓
Senior Operating Executive Expertise	✓	✓			✓		✓	✓
Senior Financial Executive Expertise			✓				✓			✓
Senior Marketing/Sales Executive Expertise	✓	✓		✓				✓
Senior HR/ Compensation/ Talent Development Expertise						✓
Consumer Brand Expertise				✓			✓	✓	✓
Operating Knowledge of Company's Industry	✓	✓	✓		✓	✓
Public Company Directorship Experience				✓	✓	✓
Enterprise Level Information Technology Expertise			✓							✓
International Market Development Expertise	✓	✓		✓				✓	✓
Corporate Strategy Development Expertise					✓		✓		✓	✓
Corporate Governance Expertise						✓			✓
Risk Management Expertise			✓							✓

The following paragraphs provide information about each director nominee’s background, including positions held, principal occupation and business experience for the past five years, and the names of other publicly traded companies for which he or she currently serves as a director or has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by each director see "Certain Information Regarding Security Holders." There are no family relationships among any of the directors and executive officers of ACCO Brands.

The Board of Directors recommends that you vote FOR the election of all the nominees.

Boris Elisman, Chairman of the Board, President and Chief Executive Officer.  Mr. Elisman is the Company's Chairman of the Board, President and Chief Executive Officer. Mr. Elisman was appointed as Chairman of the Board in May 2016. Prior to becoming our President and CEO in March 2013, Mr. Elisman served as President and Chief Operating Officer of the Company from 2010 and was President, ACCO Brands Americas from 2008 to 2010. In 2008, he served as President of the Company's Global Office Products Group and from 2004 to 2008, he served as President of the Company's Computer Products Group.

James A. Buzzard.  Mr. Buzzard served as President of MeadWestvaco Corporation, a producer of packaging, specialty papers, consumer and office products, and specialty chemicals ("MWV") from 2003 until his retirement in March 2014 and was responsible for global operations, including Packaging, Specialty Chemicals, Technology and Supply Chain. Mr. Buzzard began his career with Westvaco in 1978 and held positions of increasing responsibility over many years, including as Executive Vice President responsible for MWV's Consumer and Office Products Group.

Kathleen S. Dvorak.  Ms. Dvorak served as Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and a leading distributor of electronic components to the electron device marketplace from 2007 until her retirement in August 2015. Previously, she was Senior Vice President and Chief Financial Officer of Essendant Inc. (f/k/a/ United Stationers Inc.), an office products wholesaler and distributor. Ms. Dvorak has a certificate in Cybersecurity Oversight from the National Association of Corporate Directors.

Pradeep Jotwani. Mr. Jotwani had a long and successful career at Hewlett-Packard Company ("HP") serving in a number of different capacities from 1982 to 2007 and again from 2012 until July 2015. Among his responsibilities at HP were founding and serving as President of HP’s Consumer Business and setting up and serving as the Senior Vice President of Printing Supplies.  When he retired from Hewlett-Packard in July 2015, he was the Senior Vice President, LaserJet and Enterprise Solutions. Between 2010 and 2012, he served as Senior Vice President and Chief Marketing Officer at Eastman Kodak Company, which filed for bankruptcy in 2012. In 2016 and 2017, Mr. Jotwani was a Fellow at the Distinguished Careers Institute at Stanford University.

Robert J. Keller.  Mr. Keller served as Chairman of the Board of Directors of the Company from October 2008 until his retirement in May 2016, and as Chief Executive Officer of the Company from October 2008 to March 2013. Prior to joining the Company, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. and served in various capacities at Office Depot, Inc., most recently as its President, Business Services Group.

Thomas Kroeger.   Mr. Kroeger  served as President of Spencer Alexander Associates, which provided management consulting and executive recruiting services from January 2004 until his retirement in March 2017. Mr. Kroeger previously served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc. and The Sherwin-Williams Company. In each of these positions he was also a member of each company's executive committee.

Ron Lombardi.  Mr. Lombardi is Chairman, President and Chief Executive Officer of Prestige Brands Holdings, Inc., which markets and distributes brand-name, over-the-counter healthcare and household cleaning products throughout the United States and in certain international markets. He was elected Chairman of the Board of Prestige Brands in May 2017 and has served as a director and as President and Chief Executive Officer since June 2015. Prior to this role, Mr. Lombardi served as Prestige Brands’ Chief Financial Officer from December 2010 until November 2015. Previously, Mr. Lombardi served as Chief Financial Officer of Medtech Group Holdings, a components and contract medical device manufacturer, from October 2010 to December 2010, and as Chief Financial Officer of Waterbury International Holdings, a specialty chemical and pest control business, from October 2009 to October 2010.

Graciela Monteagudo.  Ms. Monteagudo is Chief Executive Officer of LALA U.S., a dairy company focused on manufacturing and selling drinkable yogurts and value-added specialty milks. Ms. Monteagudo served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Prior to that, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club.

Hans Michael Norkus.  Mr. Norkus has served as President of Alliance Consulting Group, a business strategy consulting firm since April 1986. Prior to founding Alliance Consulting Group, Mr. Norkus was Vice President and director of The Boston Consulting Group, where he served for 11 years. Mr. Norkus also currently serves as a director of Genesee & Wyoming, Inc.

E. Mark Rajkowski.  Mr. Rajkowski has served as Senior Vice President and Chief Financial Officer of Xylem Inc., a global water technology company, since March 2016. Mr. Rajkowski served as Senior Vice President and Chief Financial Officer of MWV from 2004 until July 2015. He began his career with PricewaterhouseCoopers LLP in 1981, last serving as the managing partner for the Upstate New York Technology Industry Group, and held financial and operating positions of increasing responsibility at Eastman Kodak Company prior to joining MWV.

Each of our director nominees possesses the judgment and business and educational background required, has a proven track record of success in his or her field as well as a reputation for integrity, honesty and adherence to high ethical standards. They each have business acumen, an ability to exercise sound judgment and a commitment of service to our Company, its stockholders and the Board of Directors.

Each of the director nominees has consented to serve a one-year term if elected. If any director nominee should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. Additionally, in accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board may accept if the nominee fails to receive the required vote for re-election. In that situation, the Governance Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would then act on this recommendation within 90 days of the date that the election results were certified, and the Company would promptly publicly disclose the Board’s decision.

During 2017, there were six meetings of the Board of Directors. Each director attended more than 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which such director served. In addition to participation at Board of Directors and committee meetings, our directors discharged their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with our Chairman and CEO and other members of senior management regarding matters of interest and concern to ACCO Brands.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Principles to assist it in the exercise of its responsibility to oversee the performance of the Company's management for the benefit of the Company's stockholders and the creation of stockholder value. These principles, along with the charters of the Board of Directors' committees and other key policies and practices of the Board of Directors, are intended to provide a framework for the governance of the Company.

Director Independence

The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation, and Governance Committees, must meet certain criteria for independence. Based on the NYSE independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain standards to assist the Board of Directors in determining director independence. The Corporate Governance Principles provide that a director will be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Corporate Governance Principles provide that under no circumstances will a director be considered independent if:

(a)	the director is a current employee of the Company or any of its subsidiaries, or has an immediate family member who is a current executive officer of the Company or any of its subsidiaries;

(b)	the director is a former employee, or any immediate family member is a former executive officer, of the Company or its subsidiaries, until three years after the employment has ended;

(c)
the director (1) is a current partner or employee of the firm that is the Company's internal or external auditor; (2) has been within the last three years, or has an immediate family member that has been within the last three years, a partner or employee of such firm and worked on the Company's audit during that time; or (3) has an immediate family member who is currently, or within the last three years has been, an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

(d)
the director or an immediate family member has been within the last three years employed as an executive officer of another company where any of the Company's present executive officers serves or has served at the same time on that company's compensation committee;

(e)
in any year, the director or any immediate family member receives, or in any twelve-month period within the last three years has received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service); and

(f)
the director is a current employee, or any immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company's consolidated gross revenues.

Each currently serving member of the Board of Directors, other than Mr. Elisman, has been affirmatively determined by the Board of Directors to be independent as defined in the Corporate Governance Principles and in accordance with NYSE independence requirements.

During 2017, Mr. Keller was not independent as he had served as our Executive Chairman within the past three years.  Effective March 13, 2018, the third anniversary of his retirement from that position, Mr. Keller was determined to be independent according to NYSE independence requirements. Additionally, former directors George V. Bayly and Robert H. Jenkins, each of whom retired effective as of the date of the 2017 Annual Meeting, were determined to be independent during their 2017 tenure.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman or the Office of the Corporate Secretary, Four Corporate Drive, Lake Zurich, Illinois 60047. Stockholders and other interested parties who wish to communicate with the non-employee or independent directors, any individual director or the Lead Independent Director should direct their communication care of the Office of the Corporate Secretary at the address above. The Corporate Secretary will forward to our Lead Independent Director any communications intended for the full Board of Directors, for the non-employee or independent directors as a group, or for the Lead Independent Director. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Any communications that are unrelated to the Company or Board business or that are abusive, inappropriate or in bad taste or present safety, security or privacy concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board of Directors to attend stockholders' annual meetings, although all directors are expected to attend. All of the director nominees serving on the Board of Directors at the time of the 2017 annual meeting of stockholders attended the 2017 annual meeting.

Board of Directors' Leadership Structure

Chairman and CEO

The Board of Directors regularly evaluates whether it is in the best interests of the Company for the positions of Chairman and CEO to be separate or combined. In May 2016, it was determined to combine the roles of Chairman and CEO and Mr. Elisman, our CEO, was appointed Chairman. The decision to combine the roles reflected the successful transition of the Company’s leadership to Mr. Elisman during the three years since he first assumed the position of CEO. We believe that having a single leader for the Company is advisable in order to convey to our customers, business partners, investors and other stakeholders strong, unified leadership.

Lead Independent Director

Mr. Elisman’s role as both the Chairman and CEO is appropriately balanced by the role of the Lead Independent Director, who presides at meetings of all non-employee directors in executive session. This allows directors to speak candidly on any matter of interest, without the Chairman and CEO or other members of management present. The Lead Independent Director works closely with Mr. Elisman in establishing the agenda for each meeting of the Board of Directors and acts as a conduit for contact between Mr. Elisman and the other directors.

Mr. Buzzard currently serves as our Lead Independent Director. Executive sessions of non-employee directors are held at every regularly scheduled meeting of the Board of Directors. In 2017, each regularly scheduled Board meeting included a non-employee director executive session, which for certain sessions only the independent directors of the Board attended.

Independent Committee Structure

Further, we view the independent members of our Board of Directors and the four standing Board committees as providing appropriate oversight and further balance to the combined Chairman and CEO role. For additional information regarding the roles and responsibilities of our Audit Committee, Compensation Committee, Governance Committee, and Finance and Planning Committee (the "Finance Committee"), see "Committees." The Chairman and CEO does not serve on any of our standing committees and, as discussed in more detail below, the entire Board of Directors is actively involved in overseeing our risk management. We believe the independent composition of our principal Board committees, together with the Lead Independent Director, provides balanced leadership and consistent, effective oversight of our management and our Company.

Risk Oversight

Our Board of Directors believes that an effective enterprise risk management program ("ERM") will identify in a timely manner the material risks we face, and communicate necessary information about those risks to senior management and, as appropriate, to the Board of Directors or its relevant committees. Additionally, our Board of Directors believes an effective ERM will support the implementation of appropriate and responsive risk management strategies, and integrate risk management into our decision-making. Our senior management has primary responsibility for managing enterprise risks as well as the day-to-day risks associated with our business, including strategic, operational, financial, legal, regulatory, technology, geo-political, reputational, and emerging risks.

Our Board is responsible for the oversight of our risk management. Our ERM includes policies and procedures designed to help identify, evaluate, monitor, manage and mitigate the major internal and external risks we are exposed to in our business and to align risk-taking appropriately with our efforts to increase stockholder value. The Board currently oversees our risk management primarily through the Governance Committee which oversees the ERM policies and procedures established by management and the delegation of specific areas of risk to other Board committees, as well as through the Audit Committee which receives regular reports from the Company's Vice President of Internal Audit and its General Counsel. Our Board receives regular reports from each Board committee regarding topics discussed at the committee meetings, which include the areas of risk overseen by the committees.

•
Governance Committee:  In addition to overseeing our ERM policies and procedures, our Governance Committee is responsible for reviewing management's activities in the areas of product liability/safety, and anti-corruption and bribery. Our Governance Committee also oversees management's administration of the Company's corporate social responsibility and sustainability programs and periodically reviews the structure of our Board's committees and charters to ensure appropriate oversight of risk.

•
Audit Committee:  Our Audit Committee oversees certain financial risks associated with the preparation of the Company's financial statements and our financial compliance activities, including the adequacy of our internal controls over financial reporting, our disclosure controls and procedures and our information technology general controls. The Audit Committee also oversees management actions and controls related to cyber and data security risks, disaster recovery and business continuity.

•
Finance Committee:  Our Finance Committee assists in monitoring and overseeing financial risks with respect to the Company's capital structure, investments, use of derivatives and hedging instruments, currency exposure and other business and financing plans and policies.

•
Compensation Committee:  Our Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growing stockholder value without undue risk taking. It reviews, at least annually, the relationship between the Company's ERM, corporate strategy and executive compensation. See "Compensation Discussion and Analysis--Discussion and Analysis--Compensation Risk Assessment." Oversight of the Company’s succession planning also is included in the Compensation Committee’s risk oversight responsibilities.

In addition to the activities undertaken by each of the Board committees, the Board as a whole participates in regular discussions among directors and with senior management with respect to several core subjects in which risk oversight is an inherent element, including strategy, operations, finance, mergers and acquisitions and legal matters. Operational and strategic presentations to the Board include consideration of the challenges and risks to our business. At least annually, our Board reviews management's long-term strategic plans and the risks associated with carrying out these plans.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and a Finance Committee, each of which operates pursuant to a written charter that is available on our website (www.accobrands.com). The Company also has an Executive Committee that consists of Messrs. Norkus (Chairperson), Elisman, Keller and Buzzard. The Executive Committee has all the power and authority of the Board of Directors except for specific powers that must be exercised by the entire Board of Directors.

Audit Committee

Members
The members of the Audit Committee are Ms. Dvorak (Chairperson), Ms. Monteagudo, and Mr. Rajkowski. Each member meets the independence standards of our Corporate Governance Principles and the NYSE and the independence standards under Rule 10A‑3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Each member meets the financial literacy requirements of the NYSE and Ms. Dvorak and Mr. Rajkowski have been determined by the Board of Directors to be "audit committee financial experts" as defined in Item 407(d)(5)(ii) of Regulation S‑K under the Exchange Act.

Number of Meetings Last Year	Eleven

Primary Functions
Oversees (1) the integrity of our financial statements and our accounting and financial reporting processes, (2) the independence and qualifications of our independent auditors, (3) the performance of the independent auditors and our internal audit function, and (4) our compliance with legal and regulatory requirements not specifically delegated to other Board committees. As part of its responsibilities, the Audit Committee, among other things:

•
retains and oversees an independent, registered public accounting firm to serve as the Company's independent auditors to audit our financial statements and monitors the independence and performance of our independent auditors;

•	approves the scope of audit work and reviews reports and recommendations of our independent auditors;

•	meets separately with our independent auditors on a quarterly basis;

•	reviews the annual internal audit plan, summaries of key reports and updates on the results of internal audit work;

•	reviews internal audit staffing levels, qualifications and annual expense budgets;

•	pre-approves all audit and permissible non-audit services to be provided by our independent auditors in accordance with policies and procedures established and maintained by the Audit Committee;

•	reviews and discusses with management our financial statements and quarterly and annual reports to be filed with the SEC, our earnings announcements and related materials;

•
reviews and discusses with management the adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting, including any material weaknesses, significant deficiencies or changes in internal controls;

•	discusses with our independent auditors our annual and quarterly financial statements;

•
reviews our policies regarding financial risk assessment and risk management and discusses with management the Company's financial risk exposures and actions taken to monitor and control such exposures;

•	establishes and oversees procedures for receiving and responding to concerns regarding accounting, internal control over financial reporting and auditing matters; and

•	reviews and approves (or ratifies where appropriate) certain related-party transactions.

Compensation Committee

Members
The members of the Compensation Committee are Messrs. Kroeger (Chairperson), Buzzard, Jotwani and Norkus. Each member meets the independence standards of our Corporate Governance Principles and the NYSE, as well as qualifies as a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Number of Meetings Last Year	Seven

Primary Functions
Oversees compensation and benefit programs for our executive officers and other members of senior management with a view towards attracting, motivating, and retaining high-quality leadership and compensating those individuals in a manner that is aligned with stockholders' interests, consistent with competitive practices, commensurate with performance and in compliance with the requirements of appropriate regulatory bodies. As part of its responsibility the Compensation Committee, among other things:

•	considers say-on-pay vote outcomes and shareholder engagement feedback on pay program;

•	reviews and approves compensation peer group used to benchmark executive pay levels, design practices and performance;

•	establishes the Company's compensation philosophy;

•	annually reviews and recommends to the Board of Directors the compensation of our CEO and evaluates his performance against incentive goals;

•	establishes and approves the compensation for our other executive officers;

•
administers, reviews and exercises the Board of Directors' authority with respect to equity-based, and annual and long-term incentive compensation plans of the Company; determines and approves, or recommends for approval, grants of awards under such plans to executive officers; and delegates, at its discretion, to the CEO the authority to grant equity-based and incentive awards to non-executive employees;

•
exercises the Board of Directors' authority with respect to the oversight and, where applicable, administration of the Company's health and benefit and defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan;

•
exercises the Board of Directors' authority with respect to employment, compensation, severance and change-in-control arrangements or agreements with executive officers, and, if applicable, other key employees as it may determine, and oversees management's administration of such agreements or arrangements;

•	oversees the succession planning processes for executive officers and assists the Board of Directors in establishing such processes for our CEO;

•	oversees risk management with respect to the Company's compensation policies and practices; and

•	establishes and reviews guidelines requiring our executives and other officers to maintain certain levels of stock ownership in the Company.

Corporate Governance and Nominating Committee

Members	The members of the Governance Committee are Messrs. Jotwani (Chairperson), Buzzard and Kroeger. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.

Number of Meetings Last Year	Seven

Primary Functions
Develops and oversees the Company's corporate governance policies and provides advice with respect to corporate governance, the rights and interests of stockholders, and the organization, evaluation and functioning of the Board of

Directors and its committees. The Governance Committee also identifies, reviews and recommends candidates for election to the Board of Directors and its committees. As part of its responsibility, the Governance Committee, among other things:

•	annually reviews and, if desirable, recommends changes to the Company's Corporate Governance Principles;

•	reviews and provides recommendations with respect to the composition and structure of the Board of Directors and the duties, powers, composition and structure of the Board's committees;

•
establishes and reviews criteria relating to the qualifications, candidacy, service and tenure of directors and the procedures for the consideration of director candidates recommended by the Company's stockholders;

•	identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

•	establishes and reviews criteria and qualifications for membership on Board's committees and recommends directors for membership on such committees;

•	together with our Lead Independent Director, manages the annual performance review process of the Board of Directors and the Board's committees;

•
annually reviews and, if desirable, makes recommendations regarding compensation arrangements for non-employee directors, and administers the Company's non-employee director deferred compensation plan;

•	develops, recommends and periodically reviews the non-employee director stock ownership guidelines; and

•	oversees management's administration of the Company's ERM, corporate social responsibility and sustainability programs.

Finance and Planning Committee

Members
The members of the Finance Committee are Mr. Rajkowski (Chairperson), Ms. Dvorak, Mr. Norkus and Ms. Monteagudo. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.

Number of Meetings Last Year	Five

Primary Functions
Assists the Board of Directors in fulfilling its responsibilities to monitor and oversee the Company's financial affairs with respect to the Company's capital structure, investments, business and financing plans and policies, as well as financing requirements. The Finance Committee also evaluates specific financial proposals, plans, strategies, transactions and other initiatives. As part of its responsibility the Finance Committee, among other things:

•
reviews the capital structure and financing requirements of the Company, as well as the Company's debt ratings and bank credit facility arrangements, and makes recommendations to management concerning the Company's liquidity needs;

•
reviews and approves the Company's policies related to use of hedging and derivative instruments, including, among other things, approving any future authorizations for the Company and its subsidiaries to enter into swaps;

•	reviews and makes recommendations to management regarding the annual business plan;

•
reviews and makes recommendations to management on any proposals for equity and debt transactions under consideration, including, but not limited to, issuances, repurchases, redemptions, retirements and recapitalizations;

•
reviews and makes recommendations to management on any strategic actions under consideration, including any proposed acquisitions, divestitures, mergers, strategic alliances, investments or other actions to maintain or enhance stockholder value;

•	reviews and makes recommendations to management regarding the Company's dividend policy; and

•	annually reviews the funding and investment performance of the Company's defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan.

Board and Committee Self-Evaluation

Under the direction of the Governance Committee and our Lead Independent Director, the Board of Directors and each Committee conducts an annual review of its performance and effectiveness.

Director Nomination Process

In identifying and evaluating director candidates for recommendation as nominees to the Board of Directors, the Governance Committee will determine, among other things, whether there are any evolving needs of the Board of Directors and the Company that require a director with particular expertise, experience or background to fill that need. The Governance Committee may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board of Directors at that time. The Chairperson of the Governance Committee and some or all of the members of the Governance Committee and the Board will interview potential candidates that are deemed appropriate. If the Governance Committee determines that a potential candidate meets the needs of the Board of Directors, has the qualifications, and meets the standards set forth in the Company's Corporate Governance Principles and as further described under the headings "Election of Directors--Qualifications Required for All Directors", and "--Experience, Qualifications and Skills Represented on Our Board of Directors" and "--Board Diversity," it will recommend to the Board of Directors the nomination of the candidate.

The policy of the Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Governance Committee. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Corporate Secretary of ACCO Brands Corporation at Four Corporate Drive, Lake Zurich, Illinois 60047. Recommendations must include the proposed nominee's name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Governance Committee will then consider the candidate and the candidate's qualifications. The Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination and may interview the candidate if the Governance Committee deems the candidate to be appropriate. The Governance Committee may use the services of a third-party search firm to provide additional information about the candidate in determining whether to make a recommendation to the Board of Directors.

The Governance Committee's nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Governance Committee under our Corporate Governance Principles. Stockholders seeking to nominate persons for election to our Board of Directors must comply with our procedures for stockholder nominations described under the heading "Submission of Stockholder Proposals and Nominations."

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Principles.
None of the members of the Compensation Committee nor any other member of the Board of Directors served as an executive officer of another entity for which any of our executive officers served as a director or member of its compensation committee.  None of the members of our Compensation Committee has a relationship with us that is required to be disclosed under Item 404 of SEC Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are subject to Section 16 of the Exchange Act, which requires them to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by the Company indicate that all directors and executive officers have filed all requisite reports with the SEC on a timely basis during 2017.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Conduct, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is, or will be, a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executive officers or any of their immediate family members had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee has also directed the Company’s General Counsel and internal audit department to review the Company’s compliance with this policy on at least an annual basis.

2017 DIRECTOR COMPENSATION

Director compensation is set by the Board of Directors upon a recommendation from the Governance Committee. The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to not only attract and retain highly qualified directors but to align the interests of our Board with the long-term interests of our stockholders by linking a significant portion of director compensation to common stock performance. The compensation program is also designed to recognize the time commitment, expertise and potential liability associated with active Board membership. We compensate our non-executive directors with a mix of cash and equity-based compensation.

The Governance Committee reviews non-employee director compensation annually and periodically engages the Compensation Committee’s independent consultant to conduct comprehensive reviews of non-employee director compensation, including a review of director compensation for our Peer Group as described in "Compensation Discussion and Analysis--Discussion and Analysis--Peer Group." The Governance Committee uses the data and advice provided by its independent consultants along with information from benchmarking studies conducted by the National Association of Corporate Directors, among others, in formulating its recommendation to the Board regarding non-employee director compensation. After consideration of the compensation philosophy, the benchmarking and other information provided by its independent consultant, and practices for director compensation generally as well as the anticipated time commitments for 2017, the Committee approved the continuation for 2017 of the annual retainers and recommended an increase from $90,000 to $105,000 in annual equity compensation. At the same time, the Governance Committee increased the minimum stock ownership requirements for non-employee directors to five times the cash retainer.

The following table sets forth the compensation paid to members of our Board of Directors in 2017 (other than Mr. Elisman). Mr. Elisman's compensation is included in the 2017 Summary Compensation Table since he is a named executive officer of the Company. Directors who are also executives of the Company do not receive any additional compensation for their service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
George V. Bayly(1)	33,750	—	—	33,750
James A. Buzzard	102,500	105,000	—	207,500
Kathleen S. Dvorak	110,000	105,000	—	215,000
Robert H. Jenkins(1)	43,125	—	5,000	48,125
Pradeep Jotwani	96,264	105,000	5,000	206,264
Robert J. Keller	90,000	105,000	—	195,000
Thomas Kroeger	105,000	105,000	5,000	215,000
Graciela Monteagudo	90,000	105,000	1,000	196,000
Hans Michael Norkus	100,000	105,000	1,000	206,000
E. Mark Rajkowski	100,000	105,000	5,000	210,000

(1)	Messrs. Bayly and Jenkins retired from the Board of Directors as of May 16, 2017.

(2)
The amounts represent the grant date fair value of equity awards determined in accordance with FASB ASC Topic 718. Assumptions used in determining the grant date fair value of these awards are set forth in Note 6 to the Company’s consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC. The aggregate number of outstanding stock awards and options held by each director at December 31, 2017 (which excludes any phantom stock units held by a director under our Deferred Compensation Plan for Directors) is set forth in the table below:

Name	Restricted Stock Units (RSUs)	Stock Options
George V. Bayly	—
James A. Buzzard	26,552	—
Kathleen S. Dvorak	65,794	—
Robert H. Jenkins	—
Pradeep Jotwani	46,443	—
Robert J. Keller	29,228	336,642
Thomas Kroeger	37,974	—
Graciela Monteagudo	15,192
Hans Michael Norkus	52,826	—
E. Mark Rajkowski	52,826	—

(3)
For Messrs. Jenkins, Jotwani, Kroeger, Norkus, Rajkowski and Ms. Monteagudo, amounts under "All Other Compensation" represent matching charitable donations made by the Company on behalf of such directors. See "--Director Charitable Matching Gift Program."

Cash Compensation for Non-Employee Directors. Each non-employee director is paid a cash retainer of $90,000. There are no separate meeting fees paid. In addition to the annual retainer paid to all non-employee directors, committee chairpersons receive additional annual retainers totaling $20,000 for the Audit Committee, $15,000 for the Compensation Committee, and $10,000 for the Governance Committee, Finance Committee and Executive Committee, or any other committees established by the Board of Directors. In addition, the Lead Independent Director is paid an additional annual retainer of $25,000. Directors who are also officers of the Company do not receive any additional compensation for their service on the Board.

A non-employee director may elect to defer the cash portion of his or her compensation under our Deferred Compensation Plan for Directors (the "Deferred Plan"). In such an event the director can have his or her deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of the Company's common stock. Upon the conclusion of service as a director, the balance in a phantom stock unit account will be paid to the director in either a lump-sum cash distribution or a lump-sum distribution of shares of ACCO Brands’ common stock, as the director may elect, and the balance in a phantom fixed income account would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2017, one director elected to defer one quarter of his cash compensation. As of December 31, 2017, one director had a balance in the phantom stock unit account under the Deferred Plan and none of our directors had a balance in the phantom fixed income unit account.

Equity-Based Compensation for Non-Employee Directors. Each non-employee director receives an annual equity grant either in the form of restricted stock units ("RSUs") or common stock under the ACCO Brands Corporation Incentive Plan (including its predecessor plans, the "Incentive Plan") with a fair market value (as defined in the Incentive Plan) of $105,000. Non-employee directors are required to receive their equity grants in the form of deferred RSUs if they have not attained the minimum stock ownership required under the Non-Employee Director Stock Ownership Guidelines. After achieving the minimum stock ownership threshold, directors may elect each year whether to receive an unrestricted stock grant or deferred RSUs under the Deferred Plan. Non-employee directors elected to the Board of Directors other than at an annual meeting receive a pro-rata portion of such amount based on the time between their date of appointment and the date of the next annual stockholders' meeting.

Under the terms of the Incentive Plan and each individual director’s RSU award agreement, each RSU represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. However, the payment of all RSUs to non-employee directors is deferred under the Deferred Plan. The Deferred Plan provides that such awards are payable within 30 days after the conclusion of service as a director. Directors holding deferred RSUs are credited with additional RSUs based on the amount of any dividend that may be paid by the Company.

Non-Employee Director Stock Ownership Guidelines.  To further align our non-employee directors' interest with those of our stockholders, the Company maintains share ownership guidelines which require each non-employee director to maintain ownership in shares of the Company's common stock equal to five times his or her annual cash retainer within five years of joining our Board of Directors. Shares counting towards ownership targets include shares beneficially owned through a trust, spouse or dependent child, and RSUs.

Director Charitable Matching Gift Program. The Company has established a program under which it will make matching charitable gifts of up to $5,000 annually on behalf of each of its directors. During 2017, seven directors participated in this program, including Mr. Elisman.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item 2)

The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending December 31, 2018. During 2017, KPMG served as the Company’s independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting:

"RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year 2018 is ratified."

The Audit Committee is responsible for the selection, retention and oversight of the Company’s independent registered public accounting firm. If stockholders do not ratify the appointment of KPMG as the Company’s independent registered accounting firm for 2018, the Audit Committee will reconsider its selection but may, nevertheless, continue to retain KPMG. Even if the selection is ratified, the Audit Committee has the discretion to appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.

A member of KPMG is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Proxy Item 2.

Report of the Audit Committee

The Audit Committee is composed of directors that are "independent" as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2017, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for the year ended December 31, 2017 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2017 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees, as amended. In addition, the Audit Committee has discussed with KPMG the firm's independence from the Company, including the matters in the letter provided to the Audit Committee by KPMG regarding the firm’s communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with KPMG the overall scope and plans for their integrated audit. The Audit Committee meets with KPMG, with and without management present, to discuss the results of the firm's examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee:

Kathleen Dvorak (Chairperson)
Graciela Monteagudo
E. Mark Rajkowski

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm for the 2016 and 2017 fiscal years was KPMG. The following table summarizes the fees paid or payable by the Company to KPMG for services rendered during 2016 and 2017, respectively:

	2016	2017
Audit fees	$2,876,000	$5,623,000
Audit-related fees	114,000	5,000
Tax fees	197,000	388,000
All other fees	433,000	35,000
Total	$3,620,000	$6,051,000

Audit fees include fees for the audit of our annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, the review of the financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. The audit fees for 2017 increased substantially as a result of the acquisition of Esselte Group Holdings AB. The 2017 fees reflect the audit costs associated with the acquired Esselte entities, inclusive of a significant increase in legal entities subject to statutory audits. In addition, 2017 audit fees include the audit of the Company's accounting for the assets acquired and liabilities assumed. The tax services provided in both 2016 and 2017 primarily involved domestic and international tax compliance work and tax planning. Other fees for 2016 were associated with the acquisition of Pelikan Artline.

Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by KPMG are approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to the Company under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures.

CERTAIN INFORMATION REGARDING SECURITY HOLDERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 1, 2018 by the following individuals or entities:

•	each person known to us that owns more than 5% of the outstanding shares of the Company’s common stock;
•	each of our directors and named executive officers; and
•	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 1, 2018, 106,575,888 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to RSUs or stock options held by that person that vest or are exercisable on or before April 30, 2018 (within 60 days after March 1, 2018) are deemed outstanding.

Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options(1)	Number of Shares Subject to RSUs(2)	Total	Percent
Wellington Management Group LLP 280 Congress St. Boston, MA 02210(3)	8,090,843	—	—	8,090,843	7.6%
BlackRock, Inc. 55 East 52nd St New York, NY 10055(4)	7,355,514	—	—	7,355,514	6.9%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355(5)	9,051,071	—	—	9,051,071	8.5%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(6)	9,229,911	—	—	9,229,911	8.7%
RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402(7)	6,200,725	—	—	6,200,725	5.8%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017(8)	6,297,638	—	—	6,297,638	5.9%
James A. Buzzard	78,458	—	26,552	105,010	*
Kathleen S. Dvorak	18,478	—	65,794	84,272	*
Boris Elisman(9)	591,900	839,604	84,023	1,515,527	1.4%
Pradeep Jotwani	—	—	46,443	46,443	*
Robert J. Keller	237,364	248,942	29,228	515,534	*
Thomas Kroeger(10)	40,008	—	37,974	77,982	*
Ron Lombardi(11)	—	—	1,501	1,501	*
Graciela Monteagudo	—	—	15,192	15,192	*
Hans Michael Norkus(12)	104,839	—	52,826	157,665	*
E. Mark Rajkowski(13)	58,169	—	52,826	110,995	*
Neal V. Fenwick(14)	447,095	288,570	20,006	755,671	*
Cezary Monko	—	11,112	—	11,112	*
Pamela R. Schneider(9)	37,390	132,878	15,005	185,273	*
Thomas W. Tedford	84,862	116,528	28,008	229,398	*
All directors and executive officers as a group (19 persons)(9)	1,990,239	1,960,946	519,592	4,470,777	4.1%

*	Less than 1%
(1)	Indicates the number of shares of common stock issuable upon the exercise of options exercisable on or before April 30, 2018 (within 60 days after March 1, 2018).
(2)
Indicates the number of shares subject to vested RSUs or RSUs that may vest on or before April 30, 2018 (within 60 days after March 1, 2018). For members of our Board of Directors, these units represent the right to receive one share of common stock upon cessation of service as a director.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2018 by Wellington Management Group LLP on its own behalf and on behalf of certain affiliates. Wellington Management Group LLP does not have sole dispositive or voting power over any of the shares, has shared voting power over 5,687,910 of the shares and has shared dispositive power over all of the shares.

(4)
Based solely on a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc., on its own behalf and on behalf of certain affiliates. Of these shares, BlackRock, Inc. has sole voting power over 7,040,010 of the shares and sole dispositive power over all of the shares.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group. Of these shares, The Vanguard Group has sole voting power over 117,226 shares, has shared voting power over 20,400 shares, sole dispositive power over 8,922,078 shares, and shared dispositive power over 128,993 shares.

(6)
Based solely on a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP. Of these shares, Dimensional Fund Advisors LP has sole voting power over 8,846,194 shares and sole dispositive power over all of the shares. Dimensional Fund Advisors LP disclaims beneficial ownership of shares reported as beneficially owned.

(7)
Based solely on a Schedule 13G filed with the SEC on February 12, 2018 by RBC Global Asset Management (U.S.) Inc. RBC Global Asset Management (U.S.) Inc. does not have sole dispositive or voting power over any of the shares, has shared voting power over 4,202,799 of the shares and has shared dispositive power over all of the shares.

(8)
Based solely on a Schedule 13G/A filed with the SEC on January 16, 2018 by JPMorgan Chase & Co. Of these shares, JPMorgan Chase & Co. has sole voting power over 5,512,369 shares, sole dispositive power over 6,276,092 shares, and shared dispositive power over 752 shares.

(9)
Includes 6,941, 1,982 and 35,151 shares beneficially owned by Mr. Elisman, Ms. Schneider and all directors and officers as a group, respectively, through the Company's 401(k) plans as of January 23, 2018.

(10)	Mr. Kroeger shares voting and dispositive powers over 12,188 shares with his wife, as co-trustees of a family trust.
(11)	Mr. Lombardi's RSUs were granted on March 8, 2018 in connection with his election as a director.
(12)	Includes 18,983 phantom stock units under the Deferred Plan which may be settled, at Mr. Norkus’ election, in cash or shares of common stock upon cessation of his service as a director.
(13)	Includes 29,537 shares owned by Mr. Rajkowski's wife.
(14)	Includes 21,284 shares owned by Mr. Fenwick through the Company's 401(k) plan as of January 23, 2018 and 2,500 shares held by Mr. Fenwick’s wife.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion contains statements regarding future plans, performance targets and/or goals. This information is disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Our Named Executive Officers

The following executive officers are the named executive officers whose compensation is discussed and disclosed in this Proxy Statement:

•	Boris Elisman, Chairman of the Board, President and Chief Executive Officer
•	Neal V. Fenwick, Executive Vice President and Chief Financial Officer
•	Thomas W. Tedford, Executive Vice President; President, ACCO Brands North America
•	Cezary Monko, Executive Vice President; President, ACCO Brands Europe, Middle East and Africa
•	Pamela R. Schneider, Senior Vice President, General Counsel and Corporate Secretary

2017 Financial Performance Overview

Our Business.  ACCO Brands is a designer, marketer and manufacturer of recognized consumer and end-user demanded brands used in businesses, schools, and homes. More than 80% of our net sales come from brands that occupy the number one or number two positions in the select product categories in which we compete. We distribute our products through a wide variety of channels to ensure that our products are readily and conveniently available for purchase by consumers and other end-users, however they prefer to shop. These channels include mass retailers, e-tailers, discount, drug/grocery and variety chains; warehouse clubs; hardware and specialty stores; independent office product dealers; office superstores; and contract stationers. Our products are sold primarily in the U.S., Europe, Australia, Canada, Brazil and Mexico.

Over the past several years, we have transformed ACCO Brands through acquisitions, divestitures, product and brand investments and a diversification of our customer base and sales channels. In 2011, we were primarily an office products manufacturer with a majority of our sales going to traditional North American office products retailers, dealers, wholesalers, and contract stationers. With the successive acquisitions of Mead Consumer and Office Products, Pelikan Artline, and, in early 2017, Esselte Group Holdings AB (“Esselte”), we’ve greatly expanded our global footprint, meaningfully grown our portfolio of well-known end-user-demanded brands, enhanced our competitive position in winning channels, added new product categories outside the traditional office products space, and built larger scale to leverage costs.

Our 2017 Results. 2017 was another great year for ACCO Brands. We grew sales, gross margin, operating income, and earnings per share and delivered stronger-than-expected free cash flow. We completed the acquisition of Esselte in Europe (the "Esselte Acquisition") in January 2017, and the integration of our legacy ACCO Brands and acquired Pelikan Artline businesses in Australia and New Zealand during the year.

In 2017, global sales increased 25%. The Esselte and Pelikan Artline Acquisitions contributed 28% and foreign currency increased sales by 1%. Underlying sales declined 4%, as strong growth with mass channel and e-tail customers was more than offset by declines at certain wholesalers and office superstore customers. Operating income was $193.0 million, up 15% from 2016. Net income increased to $131.7 million, or $1.19 per share from $0.87 per share in 2016, primarily driven by the acquisitions, lower interest expense and a lower effective tax rate.

ACCO Brands North America delivered a solid performance in 2017. Operating income increased 2% to $155.6 million and operating margin improved 50 basis points for the year to 15.6%, primarily due to productivity improvements and lower volume-based customer sales rebates. North America sales declined 2% to $999.0 million, as market share gains during back-to-school were more than offset by lower sales to offices superstores.

The Esselte Acquisition drove much of the improvement in the ACCO Brands EMEA segment. Net sales increased 216% to $542.8 million and operating income increased 194% to $37.1 million. Esselte added 226% to sales and foreign currency added 1%.

Sales in our International segment grew 10% as a result of the acquisitions and currency translation, which added 10% and 3%, respectively, and operating income increased slightly to $50.9 million. Additionally, in both Brazil and Mexico sales and margins improved despite continuing economic weakness as well as political and currency volatility.

Finally, 2017 free cash flow was very strong driven by higher net income, lower capital expenditures and more efficient working capital management.

Over the last several years we have delivered significant margin improvement and strong cash flow in a rather turbulent environment. Since 2012, foreign exchange translation and customer consolidation have reduced our revenues by nearly $300 million. We have offset customer consolidation with sales growth with other customers and in new channels and with the Pelikan Artline and Esselte Acquisitions. Over this same period, we have expanded our gross margin more than 300 basis points and reduced our net leverage. We have also strengthened our business through acquisitions and otherwise, expanding our geographic reach, adding strong end-user relevant brands, diversifying our customer base and distribution channels and enhancing our ability to compete with greater scale.

For more information about our business, please see "Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2017, which can be found at the Investor Relations section of our website at www.accobrands.com.

Impact of 2017 Company Performance on Executive Compensation

We believe the compensation earned in 2017 by our executive officers, including our named executive officers, properly reflected the performance of the Company. The Company exceeded target performance goals for its adjusted earnings per share, working capital efficiency, and cash flow objectives, while achieving slightly below target level performance for its adjusted operating income objective, and below threshold performance for its net sales objective.

Performance measures for the 2017 Annual Incentive Plan ("AIP") for our executive officers, including our named executive officers, consisted of a combination of adjusted operating income, net sales and working capital efficiency for the Company as a whole and, as appropriate, for individual business units. Each of these measures rewards the achievement of short and long-term financial goals which contribute to the creation of stockholder value. At least seventy percent of the 2017 AIP payout opportunity for each of our named executive officers was based on ACCO Brands' adjusted operating income, or a combination of ACCO Brands' adjusted operating income and business unit adjusted operating income. For our corporate level named executive officers, the remaining 30% is weighted equally between ACCO Brands' net sales and ACCO Brands' working capital efficiency. Our business unit named executive officers' remaining AIP is weighted 15% on business unit working capital efficiency and 10% on business unit net sales. The heavier weighting on adjusted operating income is in line with the Company's strategy to improve profitability in the face of a turbulent external environment characterized by consolidation of our historical office superstores customers and increased competition from mass market and e-commerce retailers, as well as volatile foreign currency. The financial performance for each of the Company's AIP financial performance measures is calculated at the Company's budgeted foreign currency exchange rates for the fiscal calendar year.

Messrs. Elisman and Fenwick, and Ms. Schneider each earned 89.8% of their target 2017 AIP awards, and Messrs. Tedford and Monko earned 95.9% and 108.9%, respectively, of their target 2017 AIP awards. All named executive officers' payouts included slightly below target performance of ACCO Brands' adjusted operating income, with Messrs. Elisman and Fenwick, and Ms. Schneider's 2017 AIP awards appropriately weighted more heavily toward total Company adjusted operating income than Messrs. Tedford and Monko who head their respective business units. In addition, each of the named executive officer's 2017 AIP award payouts is reflective of other factors. For more details, see "Discussion and Analysis--Annual Compensation--Annual Incentives" and the 2017 Summary Compensation Table.

The two performance measures for the 2015-2017 Long-Term Incentive Plan ("LTIP") performance stock units ("PSUs") were adjusted free cash flow and adjusted earnings per share, each weighted at 50%. For the performance period which ended December 31, 2017, the Company exceeded both its cumulative adjusted free cash flow target of $422 million and its cumulative adjusted earnings per share target of $2.66. As a result, a weighted average payout of 140.0% of the PSUs granted were earned by our executive officers, including our named executive officers, other than Mr. Monko who was not an executive officer of the Company when these awards were granted in 2015. For additional information, see "Discussion and Analysis--Long-Term Incentive Compensation" and the 2017 Option Exercises and Stock Vested table.

2017 CEO Pay Decisions

Mr. Elisman's compensation package is reviewed annually by the Board and adjusted based on recommendations from the Compensation Committee. This takes into account Mr. Elisman's overall performance and experience as the Company's CEO, the overall financial and strategic performance of the Company, and the relative positioning of Mr. Elisman's total compensation package to the median of the Company's Peer Group. For information regarding the Company's Peer Group, see "Peer Group."

Under Mr. Elisman's leadership and against a backdrop of industry consolidation and turbulent international macroeconomic conditions, the Company has delivered strong operating performance, consistently improving profitability and generating strong free cash which has been used to pay down debt, return value to our stockholders through stock buybacks and for strategic acquisitions. Over this same period, the Company has strengthened its business and added strong end-user relevant brands through acquisitions, increased share in faster growing channels, and fostered a results-driven culture. Mr. Elisman has established and begun to successfully execute an acquisition strategy, which vets and identifies relevant target companies, and develops and implements comprehensive integration plans, while maintaining strong cash flow and responsible levels of debt. This performance has been recognized by the market resulting in a 35% increase in the Company's stock price over three years since December 31, 2014. To that end, in March 2017, the Compensation Committee recommended, and the Board of Directors approved, the following actions related to Mr. Elisman's 2017 compensation:

•	A 5.7% increase in his base salary to $930,000 effective April 1, 2017;
•	An increase in his AIP target from 110% to 120%; and
•	The grant of a long-term equity award with an aggregate target award grant value of $2,200,000. (This compares with an aggregate target award grant value of $2,275,000 in 2016).

The Compensation Committee and the Board of Directors believe that Mr. Elisman's 2017 compensation, including the 2017 AIP and 2015-2017 PSU payouts, appropriately reflect the performance of the Company and Mr. Elisman's achievements as CEO. After these adjustments, Mr. Elisman’s total target compensation package, inclusive of base salary, target annual incentive compensation and target long-term incentive compensation, is aligned with the median total target compensation of the Company's 2017 Peer Group, with 82% of his total target compensation consisting of variable, at-risk pay.

2018 Changes in Performance Measures

Historically, and in keeping with the Company's strategy to focus on adjusted operating income and cash generation as discussed above, the Compensation Committee had established a relatively lower weight for net sales in the AIP awards (15% weight for corporate named executive officers and 10% weight for business unit named executive officers), and no net sales measure in the LTIP awards. Following the recent acquisitions that have expanded the Company's geographic footprint and further diversified its customer base and sales channels, beginning in 2018, the Compensation Committee increased the weight of net sales to 20% for the 2018 AIP and decreased the weight on operating income accordingly. The Compensation Committee also added a net sales measure weighted at 20% for the 2018-2020 LTIP PSU award and decreased the weight on adjusted free cash flow accordingly.

Summary of Key Executive Compensation Practices

The following table highlights the significant executive compensation practices of the Company which the Compensation Committee believes are effective in aligning the interests of our executive officers with those of our stockholders, and are consistent with good corporate governance.

• At-Will Employment - The Company does not maintain individual employment contracts or individual change-in-control agreements with its executive officers, unless it is common practice to provide an individual employment contract, such as in select international markets where we have executive officers. Only Mr. Monko, whose employment is based in Poland, has an employment contract.

• Target Compensation at Peer Group Market Median - The Compensation Committee typically targets all components of compensation at or near the median of our Peer Group; actual pay may be greater-than or less-than median based upon performance and experience.

• Pay-for-Performance - A significant portion of our executive officer compensation is variable and at-risk, with actual amounts paid based upon performance; for 2017, 82% of target CEO compensation was at-risk pay.

• Variety of Performance Measures - Our short- and long-term compensation programs use a variety of complimentary measures so executive officers do not focus on one measure at the expense of other measures.

• Award Caps - The target awards in our short- and long-term compensation programs provide a maximum 150% payout so executive officers do not focus on the short-term at the expense of the long-term success of the Company, which is conservative to market norms.

• Blend of Corporate and Business Unit Performance - Our short- and long-term compensation programs contain financial performance measures that focus on both business unit and company-wide performance.

• Compensation Committee Negative Discretion - The Compensation Committee may apply negative discretion to reduce an executive officer's compensation based upon performance or unintended consequences.
• Double-Trigger Equity Award Vesting Upon Change-in-Control - No automatic vesting of equity awards upon a change-in-control.

• Double-Trigger Change-in-Control Provision in Executive Severance Plan - Both a change-in-control and an involuntary termination of employment or termination by the executive for “good reason” must occur to receive cash severance payment.

• Minimum Vesting - Outstanding full-value equity awards are subject to a three-year vesting or performance period.
• Limited Perquisites - The Company generally limits its use of perquisites.
• Prohibition on Stock Option Re-pricing - Re-pricing of underwater stock options is prohibited without stockholder approval.

• Stock Ownership Guidelines - The Company maintains stock ownership guidelines for its executive officers including requirements to retain 50% of net shares received through equity awards until stock ownership guidelines are satisfied; the Company does not include unexercised, vested stock options, or unearned and unvested PSUs in calculating guideline attainment levels.

• Clawback Policy - The Company has a policy to recoup incentive compensation paid or payable to executive officers involved in events that lead to a financial restatement.
• Prohibition on Hedging and Pledging - Company policy prohibits executive officers and directors from hedging or pledging Company stock.
• Independent Compensation Committee - The Compensation Committee is comprised entirely of independent members of our Board of Directors.
• External Compensation Consultant - The Compensation Committee engages an independent executive compensation consultant who acts solely at the direction of the Compensation Committee.

• Review Tally Sheets - The Compensation Committee reviews a total summary of current and historical compensation for our named executive officers to ensure pay is aligned with market, individual performance and Company performance.

The above practices are designed to ensure that the compensation of our executive officers, including our named executive officers, effectively motivates them to deliver results which are aligned with the strategies of the Company and which enhance long-term stockholder value creation.

Advisory Vote on 2016 Executive Compensation

In overseeing our Company's executive compensation program, the Compensation Committee seeks to provide compensation for our executive officers, including our named executive officers, that is competitive within our industry, with a substantial emphasis on Company performance and stockholder returns. At the 2017 annual meeting of stockholders, 97.0% of the votes cast on the proposal voted to approve, in a non-binding, advisory vote, the 2016 compensation of our named executive officers. Though the Compensation Committee believes this affirms our stockholders’ support of the Company’s approach to executive compensation, the Company continues to update its executive compensation programs as business and industry conditions change. The Compensation Committee will continue to consider the outcome of our stockholders’ annual advisory votes on executive compensation and other important input from our stockholders when making future compensation decisions for our named executive officers.

Discussion and Analysis

Executive Compensation Philosophy

Our compensation philosophy seeks to align each of our executive officer’s interests with those of our stockholders by rewarding performance against established goals at both the corporate and business unit level. In order to attract, retain, reward and motivate high-caliber talent and management leadership, our program includes components designed to align our business strategy with increasing stockholder value. Our total compensation is weighted toward performance-based incentives, which we believe encourage the creation of stockholder value through the achievement of the Company’s revenue growth, profitability improvement, cash flow, and total asset utilization goals as well as share price appreciation. The Compensation Committee seeks to establish total compensation opportunities, and each component of compensation, at approximately the median of compensation paid to similarly situated executives of companies in our Peer Group. The Compensation Committee may exercise discretion in setting individual compensation higher or lower than the median, where individual experience and performance and/or other factors warrant such action. A substantial portion of our executive compensation is at risk. Our pay-for-performance philosophy links management and stockholders' interests through incentive awards that balance both short-term and long-term financial goals and drive achievement of the Company’s business objectives by tying compensation to the accomplishments of those objectives.

The components of compensation are developed by our Compensation Committee, with advice received from both its independent compensation consultant and our management team, and are set annually to ensure alignment with the Company’s compensation philosophy.

Compensation Components
Annual Compensation
Base Salary - fixed earnings based on the Compensation Committee's assessment of competitive market data, the position, and the incumbent executive officer's experience, skills, knowledge and performance; provides an appropriate level of financial certainty.

Annual Incentives - variable performance-based cash compensation earned if annual financial objectives established by the Compensation Committee are achieved, with above-target payouts for comparable performance and below-target or no payouts for performance that falls short of established goals.

Long-Term Compensation[1]
Performance Stock Units and/or Performance Cash - equity and/or cash awards that reward the achievement of long-term financial performance goals which contribute to the creation of stockholder value over the long-term, with above-target payouts for comparable performance and below-target or no payouts for performance that falls short of established goals.

Stock Options - equity awards that align management with stockholders' interest in share price appreciation.
Restricted Stock Units - equity awards that encourage retention while aligning management with stockholders' interests through stock ownership.
Benefits
The Company provides retirement, health and welfare plans that are the same as offered to all other salaried employees in the same geography. In addition, executive officers receive life and long-term disability coverage and some executive officers receive certain limited perquisites.

1 The Compensation Committee determines annually the long-term compensation mix based on a variety of factors, such as participant eligibility, share availability, cost and cash flow impact to the Company.

Role of our Compensation Committee

Our Compensation Committee is responsible for establishing, overseeing, and monitoring executive compensation and benefit programs for the Company consistent with our pay-for-performance philosophy. At the direction of the Compensation Committee, management prepares presentations of total compensation, "tally sheets," and other supporting data for the Compensation Committee's use when considering and determining executive compensation. The "tally sheets" provide a succinct summary of all components of each named executive officer's compensation so that the Compensation Committee can analyze each component, the aggregate amount of the components and the impact of Company performance on the value of both short- and long-term incentive awards.

The Compensation Committee also annually reviews the target compensation for the CEO and presents a recommendation to the Board of Directors regarding the CEO’s total cash and long-term equity incentive compensation based on this evaluation. The CEO's performance and the Compensation Committee's recommended compensation actions are then discussed with the Board of Directors, which establishes the CEO's total compensation annually.

For additional information regarding the role of our Compensation Committee, see "Corporate Governance--Committees --Compensation Committee."

Role of Our Compensation Consultant and Management

The Compensation Committee's independent compensation consultant provides competitive compensation data, analysis and guidance to the Compensation Committee, which is used when reviewing and designing our overall executive compensation programs. During 2017, Compensation Strategies Inc. ("CSI") provided guidance and recommendations to the Compensation Committee on executive officer compensation and related governance matters, as well as consultation regarding the design of our short- and long-term incentive awards. In addition, CSI provided guidance and recommendations to the Governance Committee regarding non-employee directors' compensation. During 2017, representatives of CSI attended three of the seven Compensation Committee meetings.

Our executive management makes recommendations regarding executive compensation matters to the Compensation Committee. Management takes into account the compensation consultant's advice to the Compensation Committee and uses publicly available compensation and benefits survey data and information when making its recommendations to the Compensation Committee. Management may retain other consultants to provide related competitive data and information to assist management in formulating such recommendations. Management's recommendations have historically focused on the Company’s broad-based compensation and benefit plans, the structure and performance measures for short-term and long-term incentives, and compensation and benefits matters related to the Company’s executive officers. Members of our management team, including our CEO, may be invited to attend all or portions of the Compensation Committee meetings. At these meetings, our CEO provides his recommendations regarding compensation and benefits matters pertaining to our other executive officers. The Compensation Committee has ultimate authority with respect to all compensation actions, plans, and programs for our executive officers, other than our CEO. Recommendations relating to compensation matters pertaining to our CEO, Mr. Elisman, are made by the Compensation Committee and approved by the independent members of our Board of Directors without Mr. Elisman being present.

During 2017, the Compensation Committee conducted a competitive market review of executive compensation consulting firms and retained Meridian Compensation Partners, LLC ("Meridian") as its independent compensation consultant and advisor on executive compensation and benefit matters, effective June 13, 2017. During 2017, representatives of Meridian attended two of the seven Compensation Committee meetings.

Independence of Compensation Consultant

The Compensation Committee received a letter from each of CSI and Meridian addressing factors relevant to the SEC and NYSE rules regarding independence and conflicts of interest. After considering the information and statements provided by CSI and Meridian in each of their respective letters, as well as other factors and information, no conflicts of interest with respect to either CSI or Meridian's advice were identified by the Compensation Committee, and the Compensation Committee concluded each of CSI and Meridian was an independent consultant.

Compensation Risk Assessment

Management has analyzed the Company's compensation programs, plans, policies and practices for all employees, in addition to those impacting executive officers, and concluded that the risks arising from them are not likely to have a material adverse effect on the Company. Our Compensation Committee has reviewed and discussed with management the results of management's evaluation of our compensation programs and practices and agreed with their conclusions that the risks associated with our compensation programs are within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on the Company.

Peer Group

In establishing executive compensation, the Compensation Committee reviews the compensation of our executive officers in relation to the compensation of executives at a group of comparable companies. We refer to that group of companies as our "Peer Group." The Compensation Committee reviews and approves our Peer Group on a biennial basis. The most recent review occurred in 2016 and was used to establish 2017 compensation for our executive officers, including our named executive officers. This review resulted in the removal of six companies that were no longer publicly traded or that no longer fit our peer-selection criteria, and the addition of eight new companies that were aligned with our peer-selection criteria. The Peer Group consists of the following 25 companies with median revenue of $2.0 billion and median market capitalization of $2.4 billion, as of August 31, 2016:

Armstrong World Industries, Inc.	Interface, Inc.	Steelcase Inc.
Brady Corporation	Kimball International, Inc.	The Scotts Miracle-Gro Company
Deluxe Corporation	Knoll, Inc.	The Toro Company
Essendant Inc.	Libbey Inc.	Tupperware Brands Corporation
Fortune Brands Home & Security, Inc.	Logitech International SA	UniFirst Corporation
G&K Services, Inc.	NACCO Industries, Inc.	VeriFone Systems, Inc.
Helen of Troy Limited	Pitney Bowes Inc.	Zebra Technology Corporation
Herman Miller, Inc.	Plantronics, Inc.
HNI Corporation	Snap-on Incorporated

As the only pure-play school and office products manufacturing company headquartered in the U.S., it is difficult to identify companies whose size, business, industry dynamics and other characteristics are largely similar to those of ACCO Brands. With this constraint in mind, CSI provided guidance to the Compensation Committee regarding the creation of peer-selection criteria designed to establish a representative Peer Group for the Company. Consistent with those recommendations, the Compensation Committee established the following criteria for selecting companies for inclusion in our Peer Group:

•	Type of business - includes companies with the following characteristics:
◦	Global operations and manufacturing
◦	Business-to-business sales models in similar markets as the Company
◦	Products sold through stores and distributors, specifically excluding chemical, heavy machinery and other non-comparable manufacturers
•	Size of business - includes companies with the following characteristics:
◦	Revenue size half to three times the size of our revenue
◦	Market capitalization half to four times the size of our market capitalization

Companies meeting these criteria generally participate in the same or similar industries, share our product distribution model and are companies with which we compete for talented executives. Total compensation data for all Peer Group companies is regressed to our Company size to adjust for size differences.

Executive Compensation Mix

The Compensation Committee believes that linking pay and performance contributes to the creation of stockholder value. For the pay-and-performance link to be effective, experienced high-performing individuals who have proven to be strong contributors to the Company’s performance should be rewarded with total compensation that falls at approximately the median of total compensation paid to similarly situated executives of the companies in our Peer Group. The Compensation Committee may exercise discretion in consideration of additional factors such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company’s recent performance.

A substantial portion of executive compensation is at risk. Accordingly, our executive compensation components are weighted toward incentives which we believe encourage the creation of stockholder value through the achievement of the Company’s or specific business unit's revenue growth, profitability improvement, cash flow, and total asset utilization goals as well as share price appreciation. Though the Compensation Committee has not pre-established any relative weightings among the various compensation components, the Compensation Committee targets the market median of the Peer Group for each compensation component. The Compensation Committee reviews the base salary and annual and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the Company's executive compensation philosophy.

The following graphs have been prepared on a target total direct compensation basis to illustrate the allocation of the principal compensation components for our named executive officers in 2017. The percentages reflect the amounts of 2017 base salary, target annual cash incentive compensation, and target long-term incentive awards granted in 2017. At least 69% of these compensation components were variable and at risk for the named executive officers, other than for Mr. Elisman, who had 82% of his compensation components variable and at risk.

Annual Compensation

In establishing executive compensation, the Compensation Committee reviewed the Peer Group compensation data it received from CSI. Since the size of some of the Peer Group companies is outside of our target size range and we only update this data biennially, CSI used statistical regression analysis to eliminate discrepancies based on size and made appropriate adjustments to compensation for the age of the data before providing it to the Compensation Committee for review. Since the annual compensation review and adjustment timing occurred during the same quarter that the Company completed the Esselte Acquisition, CSI's guidance was to use regression analysis to establish base salary and incentive market values at both $1.75 billion and $2.50 billion in annual sales using our Peer Group data.

Base Salaries

In March 2017, the Compensation Committee and the Board of Directors approved the following base salary actions for the named executive officers, effective April 1, 2017:

Name	Prior Base Salary ($)	Base Salary Change Effective Date	New Base Salary ($)	% Change
Boris Elisman	$880,000	04/01/17	$930,000	5.7%
Neal V. Fenwick	$515,000	04/01/17	$530,450	3.0%
Thomas W. Tedford	$505,000	04/01/17	$530,450	5.0%
Cezary Monko [1]	$508,429	04/01/17	$518,597	2.0%
Pamela R. Schneider	$417,000	04/01/17	$438,250	5.1%

1 The prior base salary for all named executive officers, except Mr. Monko, was in effect on January 1, 2017. The prior base salary for Mr. Monko was established on February 1, 2017, the effective date of the Esselte Acquisition. Mr. Monko's prior base salary and new base salary are shown in U.S. dollars, converted from Polish Zloty using the 2017 average conversion rate of 0.2653.

In considering 2017 salary adjustments for executive officers, the Compensation Committee utilized performance assessments by our CEO and Peer Group compensation information provided by CSI. In the case of Mr. Elisman, the Compensation Committee and the Board of Directors used its performance assessment of Mr. Elisman, and Peer Group compensation information provided by CSI. The Compensation Committee used the regressed Peer Group median base salary results as guide posts for determining Mr. Elisman's base salary adjustment. Following the 2017 base salary adjustment, Mr. Elisman's 2017 base salary is aligned with these median base salary guide-posts, with his 2017 base salary 3% above the median base salaries of CEO positions at Peer Group companies at $1.75 billion in sales and 6% below the median base salaries of CEO positions at Peer Group companies at $2.5 billion in sales.

The 2017 base salaries for our named executive officers, other than Mr. Elisman, ranged from 5% to 18% above the median base salaries of comparable positions at Peer Group companies at $1.75 billion in sales, and ranged from 0% to 8% above the median base salaries of comparable positions at Peer Group companies at $2.5 billion in sales.

Annual Incentives

The 2017 annual incentive target opportunities for all named executive officers (other than Messrs. Elisman and Monko) remained unchanged from the levels established in 2016. Mr. Elisman's annual incentive target opportunity was increased from 110% to 120% for 2017. The 2017 target annual incentive award opportunity of 120% of base salary for Mr. Elisman is at the median CEO target annual incentive percent opportunity of companies in our Peer Group. Mr. Monko's annual incentive target opportunity was established when he joined the Company following the Esselte Acquisition. The target annual incentive award opportunity percent for each of our other executive officers, as a group, is at or slightly below the median of companies in our Peer Group.

The table below summarizes the 2017 AIP target and maximum award opportunities, and the actual, earned 2017 AIP awards for each of our named executive officers.

Name	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary (150% of Target)	Target AIP Opportunity ($)	Actual AIP Award ($)	Total Award as % of Target Award	Total Award as % of Salary
Boris Elisman	120.00%	180.0%	1,101,000	988,698	89.8%	107.8%
Neal V. Fenwick	65.00%	97.5%	342,282	307,369	89.8%	58.4%
Thomas W. Tedford	65.00%	97.5%	340,657	326,690	95.9%	62.3%
Cezary Monko [1]	65.00%	97.5%	307,896	335,299	108.9%	70.8%
Pamela R. Schneider	60.00%	90.0%	259,763	233,267	89.8%	53.9%
[1] Mr. Monko's AIP reflects 11 months of employment with the Company following the Esselte Acquisition, and is reflected in U.S. dollars converted from Polish Zloty using the 2017 average conversion rate of 0.2653.

For 2017, the Compensation Committee established a minimum level of ACCO Brands adjusted operating income required before any AIP award payout would be made. The minimum required level of adjusted operating income is referred to as the performance "gate." The Compensation Committee, in consultation with management and CSI, considered a variety of measures and performance goals when designing the 2017 AIP and determined that executive officers would be measured against the same three financial performance goals used in recent years, which are adjusted operating income, net sales, and working capital efficiency. These three financial performance measures, defined below, are measured at budgeted currency rates to remove the impact of year-to-year currency fluctuations which are outside of the control of management, and are consistent with our corporate strategies to grow sales and improve profitability and asset management.

•
Adjusted operating income is operating income as reported in accordance with U.S. generally accepted accounting principles adjusted to exclude certain one-time and non-comparable items primarily associated with transaction and integration related expenses, restructuring charges, and unusual items, as well as incentive compensation expense.

•	Net sales is revenue calculated in accordance with U.S. generally accepted accounting principles.
•	Working capital efficiency measures working capital productivity over a twelve-month period of time, expressed as a percentage of sales.

All of our named executive officers had at least 70% of their 2017 target AIP opportunity determined by ACCO Brands adjusted operating income, or a combination of ACCO Brands' adjusted operating income and business unit adjusted operating income. For our corporate level named executive officers, the remaining 30% is weighted equally between ACCO Brands' net sales and ACCO Brands' working capital efficiency. Our business unit named executive officers' remaining AIP is weighted 15% on business unit working capital efficiency and 10% on business unit net sales. The heavier weighting on adjusted operating income is in line with the Company's strategy to successfully improve profitability in the face of a turbulent external environment characterized by consolidation of our historical office superstores customers and increased competition from mass market and e-commerce retailers, as well as volatile foreign currency. The financial performance for each of the Company's AIP financial performance measures is calculated at the Company's budgeted foreign currency exchange rates for the fiscal calendar year. For

2017, the AIP award opportunity for each financial performance measure ranged from a threshold of 50% to a maximum of 150% of target, with 0% payout for below-threshold performance. The chart below summarizes the weights and performance measures for the 2017 AIP awards for each of our named executive officers, which vary depending upon leadership responsibilities:

Name	ACCO Brands Adjusted Operating Income	ACCO Brands Working Capital Efficiency	ACCO Brands Net Sales	Business Unit Adjusted Operating Income	Business Unit Working Capital Efficiency	Business Unit Net Sales
Boris Elisman	70%	15%	15%
Neal V. Fenwick	70%	15%	15%
Thomas W. Tedford	50%			25%	15%	10%
Cezary Monko	50%			25%	15%	10%
Pamela R. Schneider	70%	15%	15%

For the AIP award, the 2017 ACCO Brands adjusted operating income exceeded the AIP performance "gate" of $125 million, though actual performance was slightly below the adjusted operating income target. The performance for each of the other 2017 AIP financial performance measures varied depending upon the business unit, with some results exceeding target and others falling below target and/or threshold. While the Company met its 2017 sales expectations, it had established a higher budgeted sales objective for the 2017 AIP, which fell below expectations.

Messrs. Elisman and Fenwick, and Ms. Schneider each earned 89.8% of their target AIP awards, and Messrs. Tedford and Monko earned 95.9%% and 108.9%, respectively, of their target AIP awards. All named executive officers' payouts reflected the slightly below target performance of ACCO Brands' adjusted operating income, with Messrs. Elisman and Fenwick, and Ms. Schneider's AIP awards appropriately weighted more heavily toward total Company adjusted operating income than the other named executive officers. In addition, each of these officer's AIP award payout is reflective of other factors as follows:

•
Messrs. Elisman and Fenwick, and Ms. Schneider's 89.8% AIP award payout also reflected above target performance for total Company working capital efficiency and below threshold performance for net sales.

•
Mr. Tedford's 95.9% AIP award payout also reflected below threshold performance by the North American segment on its net sales, slightly above target performance by the North American segment on its adjusted operating income, and above target performance by the North American segment on its working capital efficiency.

•
Mr. Monko's 108.9% AIP award payout (which reflects 11 months of employment with the Company following the Esselte Acquisition) also reflected below threshold performance by the EMEA segment for its net sales, and above target performance by the EMEA segment for its adjusted operating income and its working capital efficiency.

Long-Term Incentive Compensation

Pursuant to the Incentive Plan, the Company may use a variety of long-term incentive vehicles, such as Non-Qualified Stock Options ("NQSOs"), RSUs, PSUs and Performance Cash. The Compensation Committee determines annually the long-term compensation mix based on a variety of factors, such as our business strategy, marketplace trends, retention needs, participant eligibility, LTIP share availability, cost and cash flow impact to the Company. Our LTIP awards are generally comprised of 50% PSUs, 25% RSUs and 25% NQSOs. However, Mr. Elisman's 2017 LTIP award is comprised of 60% PSUs, 20% RSUs and 20% NQSOs. The 2017 LTIP awards for all other executive officers, including the named executive officers, were consistent with our general practice. The following is a description of the terms of our outstanding PSUs, Performance Cash, RSUs and NQSOs:

Performance Stock Units (PSUs). PSUs are awarded for a three-year performance period, and have specific performance measures and targets that are determined by the Compensation Committee at the beginning of the performance period. All grants of PSUs cliff-vest after completion of the three-year performance period, except as otherwise provided in the Incentive Plan or award agreements. Participants can earn from 50% to 150% of each PSU award, with 0% for below threshold performance. Earned, vested PSUs are settled in shares of common stock of the Company.

Performance Cash. Performance Cash awards are awarded for a three-year performance period, and have specific performance measures and targets that are determined by the Compensation Committee at the beginning of the performance period. All grants of Performance Cash cliff-vest after completion of the three-year performance period, except as otherwise provided in the Incentive Plan or award agreements. Participants can earn from 50% to 150% of each Performance Cash award, with 0% for below threshold performance. Earned, vested Performance Cash awards are settled as a cash payment.

Restricted Stock Units (RSUs). RSUs represent the right to receive shares of common stock of the Company and cliff vest on the third anniversary of the grant date, except as otherwise provided in the Incentive Plan or award agreements. Solely for purposes of Section 162(m) of the Code, the RSUs granted to our executive officers, including named executive officers in 2017, included a modest financial performance goal. Vested RSUs are settled in shares of common stock of the Company.

Non-Qualified Stock Options (NQSOs). NQSOs have an exercise price equal to the average of the high and low trading price of the Company’s stock on the NYSE on the grant date, or the next trading day if the awards are granted on a day when the NYSE is closed. NQSOs vest in three equal installments on each of the first three anniversaries of the grant date, except as otherwise provided in the Incentive Plan or award agreements.

Target LTIP grant values are established after giving consideration to the compensation practices of our Peer Group, internal equity, executive performance, and a desire to maintain a compensation package weighted toward variable, performance-based compensation.

Equity Awards

The 2015-2017 PSU cycle ended on December 31, 2017. Actual 2015-2017 cumulative adjusted free cash flow exceeded the three-year cumulative target of $422 million and actual 2015-2017 cumulative adjusted earnings per share exceeded the three-year cumulative target of $2.66. As a result, a weighted average payout of 140% of the PSUs were earned by our executive officers, including our named executive officers (other than Mr. Monko), each of whom received shares of common stock during the first quarter of 2018. The settled shares are summarized in the table below:

		Adjusted Free Cash Flow (50% Weight)		Adjusted EPS (50% Weight)		Total	PSU Payout
Name	PSUs Granted	Target Shares	Earned Shares	Target Shares	Earned Shares	PSUs Earned	as % of PSUs Granted
Boris Elisman	199,449	99,725	140,812	99,724	138,318	279,130	139.95%
Neal V. Fenwick	47,488	23,744	33,527	23,744	32,933	66,460	139.95%
Thomas W. Tedford	66,483	33,242	46,938	33,241	46,106	93,044	139.95%
Cezary Monko[1]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Pamela R. Schneider	35,616	17,808	25,145	17,808	24,700	49,845	139.95%
1 Mr. Monko was not an employee of the Company at the time the 2015-2017 PSU was granted.

In 2017, the Compensation Committee approved an annual LTIP grant for the executive officers, including the named executive officers. In the case of Mr. Elisman, the Compensation Committee made a recommendation to the Board of Directors, which approved the award to Mr. Elisman. The 2017-2019 PSU three-year performance period commenced on January 1, 2017 and the financial performance measures are adjusted free cash flow and adjusted earnings per share, with each measure weighted at 50%.

CSI provided the Compensation Committee with median LTIP market values regressed at both $1.75 billion and $2.50 billion in sales using our Peer Group data. The Compensation Committee used these median LTIP results as guide posts for determining Mr. Elisman's 2017 LTIP award. The grant value for Mr. Elisman's 2017 LTIP award was at the median LTIP value of CEO positions at Peer Group companies at $1.75 billion in sales, and was 16% below the median LTIP value of CEO positions at Peer Group companies at $2.5 billion in sales. The grant value for the 2017 LTIP award for the named executive officers, other than Mr. Elisman, ranged from 10% to 19% above the median LTIP values of comparable positions at Peer Group companies at $1.75 billion in sales, and ranged from 0% to 17% below the median LTIP values of comparable positions at Peer Group companies at $2.50 billion in sales. For additional information, see the Grants of Plan-Based Awards table.

Timing of Equity Grants

Annual equity awards are granted to executive officers and other eligible employees, and are made at the Company's regular meeting of the Board of Directors during the first quarter of each year. Off-cycle (non-annual) awards may be made if our CEO and the Compensation Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. The award is determined by the CEO and the Compensation Committee in advance of the actual effective date of the grant. The effective date for an off-cycle award is the first business day of the month following a newly hired/promoted eligible employee's effective date of hire or promotion, as the case may be.

Retirement Benefits

Defined Contribution - 401(k) - United States

All of the Company’s named executive officers (other than Mr. Monko) were participants in the Company’s U.S. tax-qualified 401(k) retirement savings plan during 2017. The Company’s 401(k) program matches employee contributions up to 6%, for a total employer contribution of 5.5% (100% match on the first 5% of an employee’s contributions and 50% match on the next 1% of an employee's contributions). These matching contributions apply to all participating employees, including our named executive officers (other than Mr. Monko). The amount of benefits provided to our named executive officers in the form of 401(k) plan contributions is included in the "All Other Compensation" column of the 2017 Summary Compensation Table and related footnotes.

Defined Benefit - Pension - United States and United Kingdom

The ACCO Brands Corporation Pension Plan for U.S. Salaried and Certain U.S. Hourly Paid Employees (the “ACCO U.S. Pension”) was frozen in the first quarter of 2009. As a result, none of the executive officers that participate in the ACCO U.S. Pension have accrued any additional benefits under this plan since that time. The pension increase for Messrs. Elisman and Fenwick, who were in the ACCO U.S. Pension at the time the plan was frozen and who remain eligible for pension disbursements upon retirement, was due largely to a decrease in the discount rate assumptions. In addition, Mr. Fenwick is also entitled to a pension benefit under the ACCO United Kingdom Pension Plan ("ACCO U.K. Pension") in which he participated until April 1, 2006. Mr. Fenwick was eligible to participate in the ACCO U.K. Pension based on his prior employment with the Company in Europe. The pension increase for Mr. Fenwick's ACCO U.K. Pension was also largely attributable to a decrease in the discount rate assumptions for the ACCO U.K. Pension. For more information, see "2017 Summary Compensation Table" and "Pension Benefits."

Retirement - Poland

Mr. Monko is entitled to a pension benefit under the Company's Polish broad-based defined benefit pension plan upon retirement on or after age 65. The plan provides for a one-time lump sum payment in an amount equal to three-times the employee's monthly average base salary in effect over the last three months of his or her employment, subject to taxation. There are no vesting service requirements or early retirement provisions for this benefit. Mr. Monko must be working for the Company at the time of his retirement in order to receive this benefit. For more information, see "2017 Summary Compensation Table" and "Pension Benefits."

Health and Other Benefits

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees in the given geography.

Perquisites

The Compensation Committee limits the use of perquisites as an element of compensation for executive officers, unless the perquisite is common practice in a given geography. Most of our perquisites are legacy in nature. The costs to the Company and a description of personal benefits provided to our named executive officers are included in the “All Other Compensation” column of the 2017 Summary Compensation Table and related footnotes.

Executive Severance Policy

The Company does not provide individual employment contracts for executive officers, unless having an employment contract is a common practice in a given geography. All of the Company’s executive officers, including the named executive officers, currently participate in the Company’s Executive Severance Plan (the “ESP”). Though Mr. Monko has an employment contract, which is governed by Polish law, his severance benefits are established by the ESP.

The ESP provides severance benefits to the Company’s executive officers and a limited number of other key executives in the event their employment is terminated either involuntarily or voluntarily for "good reason." The ESP does not apply if the executive's employment is terminated for cause. The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered, including among our Peer Group. The benefits provided by the ESP ease an executive’s transition in the event of an unexpected and involuntary termination.

Under the ESP, executives receive enhanced benefits if a termination of employment follows a change-in-control of the Company. The change-in-control cash severance benefits are "double-triggered," meaning that both a change-in-control and an involuntary termination of employment or termination by the executive for “good reason” must occur to receive payment.

The ESP provides for benefit tiers, with tier-one providing greater benefits than tier-two, and tier-two providing greater benefits than tier-three. Management recommends ESP participants and their respective benefit-tier to the Compensation Committee for its consideration and final approval. The Board of Directors approved Mr. Elisman's benefits under the ESP. Messrs. Elisman, Fenwick, Tedford and Monko are eligible for tier-two benefits and Ms. Schneider is eligible for tier-three benefits. No executives are currently in tier one. For further details, see "Potential Payments upon Termination or Change-in-Control" and the related tables.

Executive Stock Ownership Guidelines

To further align executive officers' interests with those of our stockholders, the Company maintains stock ownership guidelines ("Executive Ownership Guidelines") which apply to all executive officers, as follows:

Title	Number of Shares	or a	Multiple of Base Salary	(whichever is lower)
Chief Executive Officer	500,000		6.0X
Chief Financial Officer and Executive Officer Presidents	125,000		3.0X
Other Executive Officers	60,000		2.0X
Non-Executive Officers	40,000		1.5X

Executives officers are generally expected to achieve their respective ownership goals within five years of becoming an officer. If an executive is promoted to a higher level requiring greater stock ownership, he or she has five years from the date of such promotion to achieve the new level. All executive officers attained or are on track to attain the guidelines within the required time frame.

Shares counting towards ownership targets include shares held by the executive officer personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs and earned but not yet vested PSUs. Attainment is achieved at either the lower of a multiple of salary or a number of shares, which the Compensation Committee believes reduces the impact of stock price volatility.

Following the vesting of PSUs or RSUs, or the exercise of stock options, executive officers who have not yet met their applicable stock ownership goals (in number of shares or value) are expected to retain at least 50% of the net value of shares of stock received (e.g., the net value after deduction of the exercise price and all applicable tax and other required withholding). Subject to the Company’s insider-trading policy, an executive officer may reduce his or her share ownership so long as his/her ownership is maintained at or above the required ownership levels.

The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Compensation Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price when determining the need for any remedies.

Prohibitions on Hedging, Pledging and Similar Transactions

Hedging and similar monetization transactions by a director or executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our stockholders. Similarly, stock pledges by directors and executive officers could detrimentally impact our stockholders if they are used as part of a hedging strategy or in the event of a forced sale of our stock, such as to meet a margin call. Accordingly, under our insider trading policy, our directors and executive officers are prohibited from:

•	engaging in hedging transactions, including through prepaid forward contracts, equity swaps, collars and exchange funds;
•	trading in puts, calls, exchange-traded options or similar securities involving our stock;
•	engaging in short sales of our stock; and
•	holding our securities in margin accounts or otherwise pledging our securities as collateral for a loan.

Our insider trading policy does not provide for exceptions or waivers to these prohibitions.

Clawback and Recoupment Policy

The Company has a policy to recoup or "clawback" compensation paid or payable to executive officers in the event of a financial restatement. Under the policy, executive officers who receive any incentive compensation are required to reimburse the Company in the event:

•
the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws;

•	the Board of Directors determines that the executive officer engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and
•	a lower amount would have been paid to the executive officer based upon the restated results.

In such circumstances the Company will, to the extent practicable and as permitted by governing law, seek to recover from the executive officer the amount by which his or her incentive payments exceeded the lower payment that would have been made based on the restated financial results.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires the SEC to enact rules obligating companies to adopt policies providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the Company will recover incentive compensation received by executive officers prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules under the Dodd-Frank Act are adopted.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the annual deductibility of certain (non-performance based) executive compensation to $1 million per covered executive officer. The $1 million deduction limitation does not apply to compensation that qualifies as "performance-based" under Section 162(m). Historically, the Company's compensation philosophy has been to, where appropriate, position executive compensation to qualify for deductibility, except where the underlying executive compensation programs are appropriate and necessary to attract, retain, and motivate senior executives, and that failing to meet deductibility objectives creates more risk for the Company and its value than the financial impact of losing the tax deduction. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the "performance-based" or other requirements for deductibility under Section 162(m).

Following the enactment of the U.S. Tax Cuts and Jobs Act in December 2017, the exemption from the $1 million deduction limit under Section 162(m) for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our covered executive officers (including performance-based compensation) in excess of $1 million will not be deductible beginning with our 2018 fiscal year, unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in this Proxy Statement.

Members of the Compensation Committee:

Thomas Kroeger (Chairperson)
James A. Buzzard
Pradeep Jotwani
Hans Michael Norkus

This Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The table below provides information regarding the total compensation paid to or earned by each of our named executive officers for each of the fiscal years ended December 31, 2017, 2016, and 2015. The total compensation for 2016 is lower for some of the named executive officers than their total compensation for 2015 due to the fact that rather than granting NQSOs as in 2015 and 2017, the Company provided a Performance Cash award instead. All elements of Mr. Monko's total compensation reflect compensation paid by the Company to Mr. Monko for eleven months beginning February 1, 2017, the date we completed the Esselte Acquisition.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non- Equity Incentive(4) ($)	Change in Pension Value(5) ($)	All Other Comp(6) ($)	Total ($)
Boris Elisman	2017	917,500	—	2,463,071	541,150	988,698	14,000	40,629	4,965,048
Chairman of the Board, President and Chief Executive Officer	2016	860,308	—	2,301,665	—	986,085	8,000	36,490	4,192,548
	2015	812,769	—	2,128,875	833,370	825,205	—	30,165	4,630,384
Neal V. Fenwick	2017	526,587	—	619,752	184,484	307,369	747,345	47,163	2,432,700
Executive Vice President and Chief Financial Officer	2016	511,308	—	505,860	—	346,309	340,871	43,222	1,747,570
	2015	516,462	—	506,880	198,422	309,851	—	37,819	1,569,434
Thomas W. Tedford	2017	524,087	—	826,328	245,978	326,690	—	17,122	1,940,205
Executive Vice President; President, ACCO Brands North America	2016	501,308	—	708,205	—	325,198	—	15,460	1,550,171
	2015	491,519	—	709,627	277,790	328,433	—	14,135	1,821,504
Cezary Monko	2017	473,686	—	526,792	156,813	335,299	19,000	24,669	1,536,259
Executive Vice President; President, Europe, Middle East, Africa

Pamela R. Schneider	2017	432,938	—	516,464	153,737	233,267	—	20,357	1,356,763
Senior Vice President; General Counsel and Corporate Secretary	2016	414,046	—	419,864	—	258,862	—	18,572	1,111,344
	2015	417,808	—	380,164	148,817	231,382	—	17,143	1,195,314

(1)
All of our executive officers, other than Mr. Monko, are paid bi-weekly; Mr. Monko is paid monthly. Mr. Monko's 2017 salary shown in column (c) has been converted from Polish Zloty to U.S. dollars using the 2017 average conversion rate of 0.2653. In 2015, there were 27 pay cycles compared to 26 pay cycles in 2016. As such, the 2016 salary shown in column (c) for some named executive officers may be less than their 2015 salary, depending upon the size of their 2016 base salary increase. See"--Discussion and Analysis--Annual Compensation--Base Salaries" for further details.

(2)
The amounts shown in column (e) reflect the grant date fair value of RSUs and PSUs granted in 2015, 2016, and 2017 determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC. These awards are described in more detail in the footnotes to the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year End tables. The value of the PSUs is shown at the target payout levels, based on the probable outcome of the performance conditions, determined as of the grant date. The maximum value of the PSUs granted is 150% of the target award. The maximum potential 2017 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, and Monko, and Ms. Schneider is $2,903,232, $659,832, $879,769, $560,860, and $549,863, respectively. The maximum potential 2016 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, and Ms. Schneider is $2,427,102, $533,429, $746,802, and $442,746, respectively. The maximum potential 2015 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, and Ms. Schneider is $2,246,793 $534,953, $748,931, and $401,214, respectively.

(3)
The amounts shown in column (f) reflect the grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to NQSO grants determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC. In 2016, the Company granted performance-based cash awards rather than NQSOs.

(4)
The amounts shown in column (g) include AIP awards, if any, earned under our AIP by each of the named executive officers for each year shown. For 2017, each of Messrs. Elisman and Fenwick, and Ms Schneider were paid 89.8% of their target AIP opportunity and Messrs. Tedford and Monko were paid 95.9% and 108.9%, respectively. In addition, the value shown in column (g) for Mr. Monko has been converted from Polish Zloty to U.S. dollars using the 2017 average conversion rate of 0.2653. For 2016, each of Messrs. Elisman and Fenwick, and Ms. Schneider were paid 104.2% of their target AIP opportunity and Mr. Tedford was paid 99.8%. For 2015, each of Messrs. Elisman and Fenwick, and Ms. Schneider were paid 92.3% of their target AIP opportunity and Mr. Tedford was paid 102.8%.

(5)
The amounts shown in column (h) represent the aggregate change in actuarial present value during each year shown for the named executive officer’s accumulated benefit, if any, provided under the ACCO U.S. Pension, ACCO U.K. Pension, and the Polish retirement plan. None of the named executive officers earned any preferential amounts on their account balances. For 2017, the ACCO U.S. Pension value increased for Messrs. Elisman and Fenwick and the ACCO U.K. Pension value increased for Mr. Fenwick due to a decrease in the discount rate assumption, and the Polish retirement plan value increased for Mr. Monko due to an increase in his salary. For 2016, the ACCO U.S. Pension value increased for Messrs. Elisman and Fenwick and the ACCO U.K. Pension value increased for Mr. Fenwick due to a decrease in the discount rate assumption. For 2015, the value of the ACCO U.S. Pension for Messrs. Elisman and Fenwick and the value of the ACCO U.K. Pension for Mr. Fenwick decreased, reflected as zero, due to an increase in the discount rate assumption. For Messrs. Elisman and Fenwick, all such amounts fully-vested in previous years. Mr. Tedford and Ms. Schneider were not eligible to participate in the ACCO U.S. Pension prior to the time it was frozen. See “Pension Benefits.”

(6)	The following table provides details about each component of the "All Other Compensation" shown in column (i) for the fiscal year ended December 31, 2017:

Name	Automobile(a) ($)	Company Contributions to Defined Contribution Plans(b) ($)	Miscellaneous Perquisites(c) ($)	Total ($)
Mr. Elisman	13,992	14,850	11,787	40,629
Mr. Fenwick	13,992	14,850	18,321	47,163
Mr. Tedford	—	14,850	2,272	17,122
Mr. Monko	22,396	—	2,273	24,669
Ms. Schneider	—	14,850	5,507	20,357

(a)
Messrs. Elisman and Fenwick are provided an automobile allowance, subject to taxation. Mr. Monko is provided a company-leased vehicle, subject to taxation for any personal use, the value of which is reflected in U.S. dollars converted from Polish Zloty using the 2017 average conversion rate of 0.2653.

(b)	The amounts represent the Company’s 2017 contribution to the U.S. tax-qualified 401(k) savings plan account for each of the named executive officers.
(c)
The amounts include the 2017 cost to the Company for premiums paid on excess long-term disability and/or group term life insurance in the amounts of $6,787, $6,529, $2,272, and $5,507 for each of Messrs. Elisman, Fenwick, Tedford, and Ms. Schneider, respectively. For Messrs. Elisman and Fenwick, the amount also includes a matching charitable donation in the amount of $5,000 and $2,350, respectively, made by the Company on behalf of each of these named executive officers. For Mr. Fenwick, the amount also includes $3,250 for income tax preparation fees and $6,192 for personal travel for Mr. Fenwick and certain of his family members. Mr. Monko's amount of $2,273 represents the excess premium on personal and family medical coverage and is reflected in U.S. dollars converted from Polish Zloty using the 2017 average conversion rate of 0.2653.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under the Company’s Incentive Plan during the fiscal year ended December 31, 2017.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date of Awards	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units(3)	Securities Underlying Options(4)	Option Awards ($/ Share)(5)	Option Awards ($)(6)
Boris Elisman	03/08/17	558,000	1,116,000	1,674,000							—
	03/08/17				75,902	151,803	227,705				1,935,488
	03/08/17							41,379			527,582
	03/08/17								115,033	12.75	541,150
Neal V. Fenwick	03/08/17	172,397	344,793	517,190							—
	03/08/17				17,251	34,501	51,752				439,888
	03/08/17							14,107			179,864
	03/08/17								39,216	12.75	184,484
Thomas W. Tedford	03/08/17	172,397	344,793	517,190							—
	03/08/17				23,001	46,001	69,002				586,513
	03/08/17							18,809			239,815
	03/08/17								52,288	12.75	245,978
Cezary Monko	03/08/17	153,948	307,896	461,844							—
	03/08/17				14,663	29,326	43,989				373,907
	03/08/17							11,991			152,885
	03/08/17								33,334	12.75	156,813
Pamela R. Schneider	03/08/17	131,475	262,950	394,425							—
	03/08/17				14,376	28,751	43,127				366,575
	03/08/17							11,756			149,889
	03/08/17								32,680	12.75	153,737

(1)
The amounts shown represent the potential AIP earnings for 2017 at threshold, target and maximum performance. The actual amounts earned for 2017 are included in column (g) of the 2017 Summary Compensation Table and further described in footnote (4) thereto. For Mr. Monko, the value has been converted from Polish Zloty to U.S. dollars using the 2017 average conversion rate of 0.2653. For an explanation of the performance-based measures applicable to the 2017 AIP awards, see "Compensation Discussion and Analysis -- Discussion and Analysis -- Annual Compensation -- Annual Incentives" and "Compensation Discussion and Analysis -- Discussion and Analysis -- Long-Term Incentive Compensation."

(2)
The amounts shown represent the threshold, target and maximum number of PSUs that may be earned based on achievement of performance measures established at the commencement of the three-year performance period. For an explanation of the performance-based measures applicable for these grants, see "Compensation Discussion and Analysis--Discussion and Analysis--Long-Term Incentive Compensation--Equity Awards."

(3)	The amounts shown represent RSUs, which vest on the third anniversary of the grant date.
(4)	The amounts shown represent NQSOs, which vest in three equal annual installments on each of the first three anniversaries of the grant date.
(5)	The exercise price per share of each NQSO is $12.75, which equals the average of the high and low sales price of a share of the Company's common stock on the grant date of March 8, 2017.
(6)	The amounts shown represent the grant date fair value of each equity award determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding unexercised NQSOs, and unvested RSUs and PSUs as of December 31, 2017 for each of the named executive officers.

	Option and SSAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options or SSARs Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#)	Option or SSARs Exercise Price ($)	Option or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested (2) ($)
Boris Elisman	0	115,033	12.75	3/8/2024
	185,676	92,838	7.51	3/4/2022
	294,944	0	6.12	3/5/2021
	182,638	0	7.64	2/21/2020
	45,163	0	12.17	2/23/2019
	47,600	0	8.93	5/18/2018
					41,379	(3)	504,824	75,902	(6)	926,004
					89,476	(4)	1,091,607	105,895	(7)	1,291,919
					84,023	(5)	1,025,081
Neal V. Fenwick	0	39,216	12.75	3/8/2024
	44,209	22,104	7.51	3/4/2022
	81,110	0	6.12	3/5/2021
	69,577	0	7.64	2/21/2020
	27,098	0	12.17	2/23/2019
	31,400	0	8.93	5/18/2018
					14,107	(3)	172,105	17,251	(6)	210,462
					19,665	(4)	239,913	23,274	(7)	283,943
					20,006	(5)	244,073
Thomas W. Tedford	0	52,288	12.75	3/8/2024
	61,892	30,946	7.51	3/4/2022
	73,736	0	6.12	3/5/2021
	48,921	0	7.64	2/21/2020
	19,231	0	12.17	2/23/2019
	28,600	0	8.93	5/18/2018
					18,809	(3)	229,470	23,001	(6)	280,612
					27,531	(4)	335,878	32,583	(7)	397,513
					28,008	(5)	341,698
Cezary Monko	0	33,334	12.75	3/8/2024
					11,991	(3)	146,290	14,663	(6)	178,889
Pamela R. Schneider	0	32,680	12.75	3/8/2024
	33,157	16,578	7.51	3/4/2022
	17,205	0	6.12	3/5/2021
	38,050	0	7.64	2/21/2020
	16,994	0	10.19	5/15/2019
					11,756	(3)	143,423	14,376	(6)	175,387
					16,322	(4)	199,128	19,317	(7)	235,667
					15,005	(5)	183,061

(1)	NQSOs vest in three equal installments on each of the first three anniversaries of the grant date. The vesting of unexercisable NQSOs could accelerate under the following circumstances:

Event	Result
Disability
For awards granted prior to 2016, award would vest pro-rata through the date of separation, provided the separation occurs at least one year after the grant date. For awards granted in or after 2016, award would vest pro-rata through the date of separation.

Retirement	Award would vest pro-rata through the date of separation, provided the separation occurs at least one year after the grant date.
Death	Award would vest pro-rata through the date of separation.
Change-in-Control
Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment (as defined in the award agreement). For awards granted in or after 2016, if award meets the definition of replacement award as defined in the award agreement, then no immediate vesting. If award does not meet the definition of replacement award, then the award becomes immediately exercisable.

(2)	The amounts shown reflect the value as calculated based on the $12.20 closing price of the Company’s common stock on December 31, 2017.
(3)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on March 8, 2020, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement	Award would vest pro-rata through date of separation, provided the separation occurs at least one year after the grant date.
Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control
Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment as defined in the award agreement. If award meets the definition of replacement award (as defined in the award agreement), then no immediate vesting. If award does not meet the definition of replacement award, award shall vest in full and shall be paid in cash or shares of stock in equivalent cash value as deemed by the Compensation Committee.

(4)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on March 2, 2019, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (3) above.

(5)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on March 4, 2018, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement, Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control	Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment (as defined in the award agreement).

(6)
The amounts shown represent unearned and unvested PSUs for the 2017-2019 PSU award cycle at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata at actual performance through the date of separation, provided the termination occurs after June 30 of the last year in the three-year performance period.
Retirement	Award would vest pro-rata through date of separation based upon actual performance, provided the separation occurs at least one year after the grant date.
Death and Disability	Award would vest pro-rata through the date of separation based upon target performance.
Change-in-Control
Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment (as defined in the award agreement). If award meets the definition of replacement award (as defined in the award agreement), then no immediate vesting. If award does not meet the definition of replacement award, award shall vest in full at target or greater (if performance deemed above target by the Compensation Committee) and shall be paid in cash or shares of stock in equivalent cash value as deemed by the Compensation Committee.

(7)
The amounts shown represent unearned and unvested PSUs for the 2016-2018 PSU award cycle at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the same conditions as described in footnote (6) above.

2017 Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares acquired and the dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2017 from the vesting of PSUs and RSUs, and exercise of NQSOs during 2017. The PSUs that vested on December 31, 2017 were settled on March 7, 2018.
Name	NQSO Awards Number of Shares Acquired on Exercise (#)	NQSO Awards Value Realized on Exercise ($)	Stock Awards Number of Shares Acquired on Vesting (1),(2) (#)	Stock Awards Value Realized on Vesting (1),(2) ($)
Boris Elisman	—	—	377,327	4,696,677
Neal V. Fenwick	—	—	93,464	1,165,915
Thomas W. Tedford	—	—	117,594	1,457,970
Cezary Monko (3)	—	—	—	—
Pamela R. Schneider (4)	34,411	271,695	67,030	834,092

(1)
The number of shares and amounts shown for Messrs. Elisman, Fenwick, and Tedford, and Ms. Schneider include 98,197, 27,004, 24,550, and 17,185 RSUs, respectively, which vested on March 5, 2017. The realized value was $1,291,291, $355,103, $322,833, and $225,983, respectively, calculated based upon the fair market value of the Company's common stock of $13.15 per share on the vesting date.

(2)
The number of shares and amounts shown for Messrs. Elisman, Fenwick, Tedford, and Ms. Schneider include 279,130, 66,460, 93,044, and 49,845 PSUs, respectively, from the three-year 2015-2017 PSU cycle that were earned and vested as of December 31, 2017. The amounts of $3,405,386, $810,812, $1,135,137, and $608,109, respectively, represent the value as calculated based on the $12.20 closing price of the Company’s common stock on December 31, 2017.

(3)	Mr. Monko did not acquire any shares or realize any amounts from the exercise of any NQSOs or the vesting of any PSUs or RSUs during the fiscal year ended December 31, 2017.
(4)
The value represents the difference between the strike price of $6.12 and $14.05, the fair market value of the Company’s common stock on February 23, 2017, the date of exercise for 25,522 NQSOs, and the difference between the strike price of $6.12 and $13.93, the fair market value of the Company’s common stock on February 24, 2017, the date of exercise for 8,889 NQSOs.

CEO PAY RATIO

Pursuant to the rules adopted by the SEC, we are required to disclose the ratio of the median of the annual total compensation of all our employees, other than our CEO, to the annual total compensation of our CEO, which we refer to as the "Pay Ratio". The Pay Ratio is intended to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The table below reflects the Pay Ratio:

CEO Annual Total Compensation	$4,965,048
Median Employee Annual Total Compensation	$44,603
Pay Ratio of CEO to Median Employee Compensation	111:1

We undertook the following steps to estimate the median of the annual compensation of our employees and identify a median employee:

First, we determined our employee population as of October 2, 2017. On this date, without taking into account any adjustments, our employee population consisted of 6,757 employees, of which 2,534 were U.S. employees and 4,223 were non-U.S. employees.  From this number, we excluded a total of 2,111 employees from our employee population based upon the following approved SEC exceptions:

•
5% De Minimis Exception. From the employee population total above, we excluded a total of 244 employees comprising all of the employees from the following countries: Mexico (243 employees) and Russia (one employee). The excluded employees represent less than 5% of our total employee population.

•	Acquisition Exception. We excluded 1,867 individuals employed by Esselte and its wholly-owned subsidiaries since we completed the Esselte Acquisition in 2017.

This resulted in 4,646 employees from 25 countries considered for purposes of determining our median employee.

Second, for this employee population, we selected their 2017 base salary as our consistently-applied compensation measure.  For a permanent employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work to establish the annual salary. For a temporary employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work measured as of October 2, 2017, and the actual and anticipated number of weeks worked during 2017 to estimate an annual base salary. We then converted all foreign currency salaries to U.S. dollar equivalents using the closing market spot rate on October 2, 2017. From this calculation, we had two employees tied as the median employee and selected the employee with the most recent hire date as our most representative median employee.

We then calculated the annual total compensation for the median employee using the same methodology we use for our named executive officers in the 2017 Summary Compensation Table in this proxy statement. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table in this proxy statement.

Our Pay Ratio has been calculated using selected assumptions, estimates and adjustments as permitted under Item 402(u) of Regulation S-K, and is a reasonable estimate calculated in a manner consistent with the Regulation. Other companies have used different methodologies, assumptions, estimates and adjustments, and therefore a comparison of our Pay Ratio to that of other companies will be limited in value.

PENSION BENEFITS

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the fiscal year ended December 31, 2017 with respect to the ACCO U.S. Pension, the ACCO U.K. Pension, and the Polish retirement plan for each of the named executive officers.

Name	Plan Name	Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Boris Elisman	ACCO U.S. Pension	4	105,000	—
Neal V. Fenwick	ACCO U.K. Pension	22	5,948,970	—
	ACCO U.S. Pension	3	85,000	—
Thomas W. Tedford	N/A	—	—	—
Cezary Monko	Polish Retirement Plan	—	100,000	—
Pamela R. Schneider	N/A	—	—	—

(1)
Years of Credited Service for the ACCO U.S. Pension are shown through March 6, 2009, the date on which the ACCO U.S. Pension plan was frozen. Mr. Fenwick participated in the ACCO U.K. Pension until April 1, 2006. Vesting service, which determines vesting and eligibility for early retirement benefits, continues to grow. As of December 31, 2017, vesting service is 8.75 years greater (absent any break-in-service or termination) than credited since shown in the table above.

(2)
Amounts reported above as the actuarial present value of accumulated benefits under the ACCO U.S. Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statements, and are assumed to be payable at age 65. Despite the plan being frozen, the value of the benefit changes due to the assumptions utilized in these calculations. For 2017, the present value of the accumulated pension benefit increased since the prior year is directly related to an decrease in the discount rate. The interest rate assumption is 3.72%. The mortality table assumption for the ACCO U.S. Pension is based upon the Aggregate RP-2006 Mortality Table projected using the Projection Scale MP-2017. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO U.K. Pension assumes an interest rate of 2.5%, an inflation rate of 3.2%, an exchange rate (as of December 31, 2017) of $1.3444 to one British Pound and utilizes the SAPS S2 Tables using CMI 2016 future improvements, subject to an underpin of 1.25% per annum. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Monko under the Poland Statutory Retirement Obligation assumes an interest rate of 3.5%, a salary increase assumption (for projection purposes) of 3.0%, and a Polish Zloty exchange rate on December 31, 2017 of $0.2861.

ACCO U.S. Pension

The ACCO U.S. Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company, including the participating named executive officers. Historically, eligible employees included all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must have completed one year of service to participate in the ACCO U.S. Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO U.S. Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. "Eligible Earnings" include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO U.S. Pension were frozen on March 6, 2009. As a result, no additional benefits will accrue from that date for any of the named executive officers unless action is taken to reinstate any such benefits.

Benefits under the ACCO U.S. Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the named executive officers is entitled to additional credited service other than that which has been earned during employment.

Several forms of benefit payments are available under the ACCO U.S. Pension. The ACCO U.S. Pension offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a Social Security benefit adjustment option. The payout option must be elected by the participant before benefit payments commence. For a participant who is no longer an active employee of the Company, an automatic lump-sum distribution of benefits occurs if his or her pension value is less than or equal to $1,000, and in 2015, the Company established an automatic lump-sum rollover feature if his or her pension value is greater than $1,000 but less than or equal to $5,000. Each option available under the ACCO U.S. Pension is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO U.S. Pension, early retirement benefit payments are available in a reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. For vesting purposes, the ACCO U.S. Pension recognizes prior service with Fortune Brands, Inc. and other companies previously related to the Company for periods before the spin-off of the Company from Fortune Brands, Inc. on August 16, 2005.

ACCO U.K. Pension

Mr. Fenwick is also entitled to a pension benefit under the ACCO U.K. Pension in which he participated until April 1, 2006. The ACCO U.K. Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO U.K. Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO U.K. Pension based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Under the ACCO U.K. Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55. The reduction is 5% per year if retiring before age 62. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) Pensionable Earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of Pensionable Earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit.

Polish Retirement

Mr. Monko is entitled to a pension benefit under the Company's Polish broad-based defined benefit pension plan upon retirement on or after age 65. The plan provides for a one-time lump sum payment in an amount equal to three-times the employee's monthly average base salary in effect over the last three months of his or her employment, subject to taxation. There are no vesting service requirements or early retirement provisions for this benefit. Mr. Monko must be working for the Company at the time of his retirement in order to receive this benefit. For more information, see "2017 Summary Compensation Table" and "Pension Benefits."

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company does not have written employment agreements with its executive officers, including the named executive officers, unless it is common practice to provide an individual employment contract, such as in select international markets where we have executive officers. Only Mr. Monko, whose employment is based in Poland, has an employment contract. All of our executive officers, including all of our named executive officers, are covered by the Company’s ESP at December 31, 2017 and continue to be so covered as of the date of this Proxy Statement.

The Company’s ESP provides the named executive officers the following payments and benefits upon (i) an involuntary termination without "cause," (ii) voluntary termination for "good reason" or (iii) involuntary termination without "cause" within 24 months after (and in certain circumstances preceding) a change-in-control as defined in the ESP:

•	Involuntary Termination: 21 months of base salary and one year of target bonus for Messrs. Elisman, Fenwick, Tedford and Monko; 18 months of base salary and one year of target bonus for Ms. Schneider.

•
Change-in-Control Termination: 2.25 times base salary plus 2.25 times bonus for the year of separation for Messrs. Elisman, Fenwick, Tedford and Monko; 2 times base salary plus 2 times bonus for the year of separation for Ms. Schneider. The bonus amount is based on the greater of: (i) a target bonus for the year of the named executive officer’s termination, or (ii) the bonus that would be paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date. The executive would also receive a pro-rata annual bonus for the year of the executive’s termination up through and including the termination effective date calculated in the manner described in the preceding sentence.

•	Outplacement services in an amount not to exceed $30,000 for Mr. Elisman and each of the other named executive officers.

•
A gross-up payment for any "golden parachute" excise tax that may be payable by the named executive officer under Section 4999 of the Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the ESP or otherwise), unless the amount of any "excess parachute payments" paid or payable by them does not exceed 330% of the executive’s "base pay" as determined pursuant to Section 280G of the Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code. Mr. Monko is not subject to Sections 280G and 4999 of the Code.

•
Any amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or agreement that has been entered into between the Company and the named executive officer.

Medical and other welfare benefits continue for the named executive officer’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company. No benefits would be provided to a named executive officer if a termination was for "cause" or voluntary (other than in the case of a retirement) except where required by law or at the discretion of the Board of Directors. In addition, certain equity grants awarded to the named executive officers may accelerate upon death, disability, retirement, termination without cause and in the event of a change-in-control as defined in the Incentive Plan. For additional details, see the Outstanding Equity Awards at Fiscal Year-End table and related footnotes.

The tables below set forth, for each named executive officer, the estimated payments and other benefit amounts that would have been received by the named executive officer or his or her estate on December 31, 2017, under the following circumstances:

•	a change-in-control without termination of employment;
•	termination of employment by the executive officer for retirement;
•	termination of employment by the Company without cause;
•	following (or in certain circumstances preceding) a change-in-control, a termination of employment by the Company without "cause" or by the executive officer for "good reason"; or
•	termination of employment as a result of death or disability.

In preparing the tables, it is assumed that each of the named executive officers has no earned but unpaid salary or accrued and unused vacation benefits at the time of his or her termination and that the values reflect compensation in addition to what he or she would have earned had the described event not occurred. The notes accompanying these tables appear at the end of this section. Messrs. Elisman, Fenwick and Monko, and Ms. Schneider, are retirement eligible.

Boris Elisman

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	0	0	2,743,500	4,603,500	0	0
Annual Incentive(1)	0	0	0	1,116,000	0	0
Benefits:
Continuation of Benefits(2)	0	0	25,833	33,214	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	33,413	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(8)	0	411,154	411,154	435,410	411,154	411,154
Value of Restricted Stock Units(5)(8)	1,596,431	1,635,900	1,635,900	2,621,512	1,773,747	1,773,747
Value of Performance Stock Units(6)(8)	4,435,822	1,722,551	1,722,551	4,435,822	2,339,883	2,339,883
Value of Performance Cash(7)(8)	568,750	379,167	379,167	568,750	379,167	379,167
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(9)	0			5,138,659
Total	6,601,003	4,148,772	6,948,105	19,016,280	4,903,951	4,903,951

See accompanying notes at the end of this section.

Neal V. Fenwick

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	0	0	1,273,080	1,969,296	0	0
Annual Incentive(1)	0	0	0	344,793	0	0
Benefits:
Continuation of Benefits(2)	0	0	25,833	33,214	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	33,413	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(8)	0	97,893	97,893	103,668	97,893	97,893
Value of Restricted Stock Units(5)(8)	412,018	377,273	377,273	656,092	424,268	424,268
Value of Performance Stock Units(6)(8)	988,786	378,582	378,582	988,786	518,886	518,886
Value of Performance Cash(7)(8)	125,000	83,333	83,333	125,000	83,333	83,333
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(9)				0
Total	1,525,804	937,081	2,265,994	4,284,262	1,124,380	1,124,380

See accompanying notes at the end of this section.

Thomas W. Tedford

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	0	0	1,273,080	1,969,296	0	0
Annual Incentive(1)	0	0	0	344,793	0	0
Benefits:
Continuation of Benefits(2)	0	0	25,194	32,393	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	33,413	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(8)	0	0	0	145,137	137,051	137,051
Value of Restricted Stock Units(5)(8)	565,348	0	322,662	907,046	590,836	590,836
Value of Performance Stock Units(6)(8)	1,356,237	0	0	1,356,237	717,088	717,088
Value of Performance Cash(7)(8)	175,000	0	0	175,000	116,667	116,667
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(9)				1,791,322
Total	2,096,585	—	1,650,936	6,784,637	1,561,642	1,561,642

See accompanying notes at the end of this section.

Cezary Monko

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	0	0	1,342,215	2,076,239	0	0
Annual Incentive(1)	0	0	0	363,517	0	0
Benefits:
Continuation of Benefits(2)	0	0	4,681	6,019	279,628	139,814
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	0	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(8)	0	0	0	0	0	0
Value of Restricted Stock Units(5)(8)	146,290	0	0	146,290	39,946	39,946
Value of Performance Stock Units(6)(8)	357,777	0	0	357,777	119,259	119,259
Value of Performance Cash(7)(8)	0	0	0	0	0	0
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(9)	0			0
Total	504,067	—	1,376,896	2,979,842	438,833	299,019

See accompanying notes at the end of this section. Mr. Monko's employment contract contains a six-month notice provision prior to termination of employment. The table above assumes notice was provided on June 30, 2017 resulting in termination on December 31, 2017. Mr. Monko's LTIP values are quoted in U.S. dollars; all other values are converted from Polish Zloty to U.S. dollars using the 2017 year-end conversion rate of 0.2861.

Pamela R. Schneider

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for "Good Reason" Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	0	0	920,325	1,402,400	0	0
Annual Incentive(1)	0	0	0	262,950	0	0
Benefits:
Continuation of Benefits(2)	0	0	0	0	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	29,700	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(8)	0	73,419	73,419	77,751	73,419	73,419
Value of Restricted Stock Units(5)(8)	342,552	294,704	294,704	525,613	333,867	333,867
Value of Performance Stock Units(6)(8)	822,097	314,223	314,223	822,097	431,144	431,144
Value of Performance Cash(7)(8)	103,750	69,167	69,167	103,750	69,167	69,167
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(9)	0			1,175,596
Total	1,268,399	751,513	1,701,838	4,429,857	907,597	907,597

See accompanying notes at the end of this section.

Notes to Potential Payments Upon Termination or Change-in-Control Tables

(1)	Represents 2017 base salary and annual incentive opportunity at target performance, calculated according to the terms of the ESP.
(2)
Represents the approximate value of the employer subsidy to broad-based health and welfare employee benefit plans for the named executive officer's benefit during the severance period. For Mr. Monko, the Company's disability policy for employees in Poland provides for a one-time lump sum payment from the Company in an amount equal to three-times the employee's monthly average base salary in effect over the last three months of his or her employment, subject to taxation. Polish law also requires, in the event of termination of employment as a result of death, for the Company to make a one-time lump sum payment in an amount equal to six-times the employee's monthly average base salary in effect over the last six months of his or her employment, subject to taxation.

(3)
Represents the maximum annual Company contribution to the named executive officer's account under the Company's 401(k) Plan during the severance period. Mr Monko is not eligible to participate in the Company's 401(k) Plan.

(4)
Reflects the excess of the fair market value as of December 31, 2017 of the underlying shares over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event. The amounts shown reflect the value as calculated based on the $12.20 closing price of the Company’s common stock on December 31, 2017.

(5)
Reflects the fair market value as of December 31, 2017 of the shares underlying all unvested RSUs which vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $12.20 closing price of the Company’s common stock on December 31, 2017.

(6)
Reflects the unvested fair market value as of December 31, 2017 of the shares underlying unvested PSUs which would vest in connection with the specified event. This value does not include the 2015-2017 PSU award which vested on December 31, 2017. The amounts shown reflect the value as calculated based on the $12.20 closing price of the Company’s common stock on December 31, 2017.

(7)
Reflects the unvested value at target performance for the 2016-2018 Performance Cash award as of December 31, 2017. Mr. Monko was not an employee of the Company at the time the Performance Cash award were granted.

(8)
For RSUs and PSUs granted in 2016 and 2017, Performance Cash granted in 2016, and NQSOs granted in 2017, under a change-in-control without termination, if the award is replaced with an award of the same or greater value and with the same or not less favorable terms and conditions, the award is subject to double-trigger vesting. If the RSU or PSU award is not replaced, the award shall vest in full at target performance or greater and is paid out in cash or shares of stock of equivalent cash value. If the NQSO is not replaced, it shall become immediately exercisable. The value in the table assumes the awards are not replaced upon a change-in-control and reflect the full vesting of the award, with the PSU and Performance Cash awards vesting at target performance.

(9)
Upon a change-in-control of the Company, the named executive officer may be subject to a reduction in compensation or may incur certain excise taxes pursuant to Section 4999 of the Code, as described above. Mr. Monko is not subject to Sections 280G and 4999 of the Code.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proxy Item 3)

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as required pursuant to Section 14A of the Securities and Exchange Act of 1934. The proposal, commonly known as a "Say-on-Pay" proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the executive compensation tables and other related disclosures contained herein."

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, link pay to performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained in this Proxy Statement, including under the heading "Compensation Discussion and Analysis" and the accompanying executive compensation tables and related footnotes.

Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by the Board of Directors and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, the Compensation Committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR Proxy Item 3.

In keeping with the preference expressed by our stockholders at our 2017 Annual Meeting of Stockholders, we will continue to hold the advisory say-on-pay vote annually until the next required stockholder vote on the frequency of holding the say-on-pay vote, which will occur not later than the 2023 Annual Meeting of Stockholders.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholders interested in submitting a proposal for inclusion in our proxy statement for the 2019 annual meeting must follow the procedures and meet the other requirements outlined in Rule 14a-8 of the Securities Exchange Act of 1934, and we must receive such proposal at our principal executive offices on or before November 26, 2018. Article II of our By-Laws requires that we be given advance written notice of director nominations and other matters that an eligible stockholder wishes to present for action at an annual meeting other than those included in our proxy statement pursuant to Rule 14a-8. To be timely, our Corporate Secretary must receive such notice at our principal executive offices not earlier than the close of business on January 15, 2019 and not later than the close of business on February 14, 2019. Any such notice and accompanying proposal or director nomination also must be in proper form and meet the detailed disclosure and other requirements specified in Article II of our By-Laws.

Any proposals, notices or nominations must be sent to the Office of the Corporate Secretary, ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, Illinois 60047. A copy of our By-laws is available upon written request to the Corporate Secretary at the address noted above, or may be accessed under the Investor Relations section of our website, www.accobrands.com. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 14, 2015, can be accessed through the SEC’s website at www.sec.gov.

MISCELLANEOUS
Cost of Soliciting Proxies

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders' use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Your prompt response is greatly appreciated.

Multiple Stockholders Having the Same Address

We are sending only one Notice of Internet Availability of Proxy Materials or one Proxy Statement and Annual Report to the address of multiple stockholders unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saving paper and reducing printing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, may contact Broadridge, Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717 or by telephone at (866) 540-7095.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the people named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 26, 2018	By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel
and Corporate Secretary

Financial and Other Information

The Company has made available to you its Annual Report, which can be accessed by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The Annual Report contains the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Company's Annual Report on Form 10-K for the year ended December 31, 2017 can also be accessed online at the Investor Relations section of the Company's website at www.accobrands.com. The Annual Report and Proxy Statement are also available without charge by request made in writing to Ms. Jennifer Rice, Vice President-Investor Relations at ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, IL 60047 or by telephone at (847) 796-4320. Additionally, the Company's Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Finance and Planning Committee Charter, Executive Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Principles are available without charge at the Investor Relations section of the Company's website at www.accobrands.com or in print upon request by any stockholder to Ms. Rice at the address noted above.

56

Parking Facility and Driving Directions

Mundelein
Wauconda
Lakewood Forest Preserve
W Hawley St
W Milton Rd
N Fairfield Rd
Lake Corner
Allanson Rd
Diamond Lake
Gilmer
N Gilmer Rd
N Old McHenry Rd
Miller Rd
N Rand Rd
Hawthorn Woods
Indian Creek
Vernon Hills
Forest Lake
Lake Zurich
Lincoln
N Quentin Rd
S Rand Rd
W Cuba Rd
Aptakisic
Long Grove
McHenry Rd
Kildeer
Deer Park
Cuba Marsh Forest Preserve
N Ela Rd
N Rand Rd
Buffalo Creek Forest Preserve
Barrington
Lake Cook Rd
Barrington Woods
Buffalo Grove
S Northwest Hwy
Deer Grove Forest Preserve
W Dundee Rd
E Dundee Rd
Arlington Heights
bing
59
26
60
V61
63
W11
49
32
83
V77
V76
22
59
12
5
42
A46
11
43
V62
V69
53
14
60
53
68

Directions from Downtown Chicago to Kemper Lakes

Take I-90/94 north toward Milwaukee
Slight left onto I-90 Kennedy Expressway to O'Hare
Take exit onto I-294 north/Tri-state Tollway towards Milwaukee
Continue onto I-94 to IL-22/Half Day Road exit
Continue west on IL-22 for approx. 8 miles
Turn right onto Corporate Drive
(First stoplight west of Old McHenry Road)

Directions from North to Kemper Lakes

Take I-94 south toward Chicago/Indiana
Exit Half Day Road/IL-22 west for approx. 8 miles
Turn right onto Corporate Drive

From West to Kemper Lakes

Take I-90 east to Chicago
Take IL-59 north for approx. 10 miles
Turn right onto IL-22/Half Day Road for approx. 5 miles
Turn left onto Corporate Drive

From South to Kemper Lakes

Take I-355 north to northwest suburbs
Merge onto I-290 west
Continue onto IL-53 north
Take Lake Cook Road exit west
Turn right onto US 12/Rand Road
Turn right onto Quentin Road
Turn right onto IL-22 east for approx. 1 mile
Turn left onto Corporate Drive
ACCO Brands Corporation

Annual Meeting of Stockholders

May 15, 2018   10:30 a.m.

Meeting Location Address

Kemper Lakes Business Center
Three Corporate Drive
Lake Zurich, IL 60047
Tel: 847.796.4340

Parking

Self-parking is available

ACCO BRANDS CORPORATION FOUR CORPORATE DRIVE LAKE ZURICH, IL 60047
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on 5/14/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on 5/14/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E43451-P04603-Z71968	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCO BRANDS CORPORATION

The Board of Directors recommends you vote FOR the following director nominees:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	James A. Buzzard	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

	1b.	Kathleen S. Dvorak	☐	☐	☐	2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2018.	☐	☐	☐

	1c.	Boris Elisman	☐	☐	☐	3.	The approval, by non-binding advisory vote, of the compensation of our named executive officers.	☐	☐	☐

	1d.	Pradeep Jotwani	☐	☐	☐	NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

	1e.	Robert J. Keller	☐	☐	☐

	1f.	Thomas Kroeger	☐	☐	☐

	1g.	Ron Lombardi	☐	☐	☐

	1h.	Graciela Monteagudo	☐	☐	☐

	1i.	Hans Michael Norkus	☐	☐	☐

	1j.	E. Mark Rajkowski	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E43452-P04603-Z71968

ACCO BRANDS CORPORATION
Annual Meeting of Stockholders
May 15, 2018 10:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Neal V. Fenwick, Kathleen D. Schnaedter and Pamela R. Schneider, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, CDT on May 15, 2018, at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois 60047.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side